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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Pharmacopeia, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Leslie J. Browne, Ph.D.
President and Chief Executive Officer

March 24, 2008

Dear Stockholder:

        It is my pleasure to invite you to the Annual Meeting of Stockholders of Pharmacopeia, Inc., to be held on Wednesday, April 30, 2008 at 9:00 a.m. at Pharmacopeia's offices located at 1002 Eastpark Boulevard, Cranbury, New Jersey 08512. The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be conducted at the meeting.

        I hope that you will be able to join us. If you are unable to attend this year's meeting, you can ensure your representation by completing the enclosed Proxy and returning it to us promptly.

        Thank you for your interest and participation in the affairs of Pharmacopeia.

Sincerely,

Leslie J. Browne, Ph.D.

PHARMACOPEIA, INC.

Notice of Annual Meeting of Stockholders
To Be Held April 30, 2008

Dear Stockholder:

        The 2008 Annual Meeting of Stockholders of Pharmacopeia, Inc. ("Pharmacopeia"), will be held on Wednesday, April 30, 2008, at 9:00 a.m. local time, at Pharmacopeia's offices located at 1002 Eastpark Boulevard, Cranbury, New Jersey 08512, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

  1.
  to elect three Class I directors to hold office until the annual meeting of stockholders in 2011;

  2.
  to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

  3.
  to approve an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000;

  4.
  to approve an amendment to our Amended and Restated 2004 Stock Incentive Plan; and

  5.
  to transact such other business that may properly come before the meeting.

        Only stockholders of record at the close of business on March 10, 2008 are entitled to receive notice of and to vote at the meeting.

        We appreciate your ongoing interest and participation in our company. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card. You can also vote in person at the Annual Meeting; however, if your shares are held of record by a broker, bank or other nominee, you will need to first obtain a proxy issued in your name from the record holder. Please review the instructions on the proxy card concerning each of these voting options. Should you receive more than one proxy, please be sure to sign and return all proxies to ensure that all your shares will be voted. YOUR VOTE IS VERY IMPORTANT.

By Order of the Board of Directors,

Stephen C. Costalas Secretary

March 24, 2008

PHARMACOPEIA, INC.
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING

        The enclosed Proxy is solicited on behalf of the Board of Directors of Pharmacopeia, Inc., a Delaware corporation (the "Company"), for use at the 2008 Annual Meeting of Stockholders to be held on April 30, 2008, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of our Common Stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting. The Annual Meeting will be held at Pharmacopeia's offices located at 1002 Eastpark Boulevard, Cranbury, New Jersey 08512. Our principal executive offices are located at 3000 Eastpark Boulevard, Cranbury, New Jersey 08512-3516. Our telephone number is (609) 452-3600.

        These proxy solicitation materials were mailed on or about March 24, 2008 to all stockholders entitled to vote at the Annual Meeting.

VOTING PROCEDURES

        Your vote is very important.    Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most stockholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

        You may revoke your proxy at any time before it is voted by written notice to Pharmacopeia's Secretary, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting's adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than four, to whom you wish to give your proxy.

        Who can vote?    Stockholders as of the close of business on March 10, 2008 are entitled to vote. On that day, 29,652,752 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at our principal place of business, 3000 Eastpark Boulevard, Cranbury, New Jersey, beginning March 24, 2008. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

        What shares are included in the proxy card?    The proxy card represents all the shares of Common Stock registered to your account. Each share of Common Stock that you own entitles you to one vote.

        How are votes counted?    The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There cannot be broker non-votes for Items 1 and 2, as a broker's discretionary authority to vote on such matters is not limited, and broker non-votes are not counted in determining whether the affirmative vote required for the approval of Items 3 and 4 has been cast. Director elections are determined by a plurality of the votes cast. Ratification of the appointment of our independent registered public accounting firm, amendment of our amended and restated certificate of incorporation and approval of the amendment to our Amended and Restated 2004 Stock Incentive Plan each require the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon.

        Who will count the vote?    Our Inspector of Elections, Justin Vogel, who is our Corporate Controller, will tally the vote and certify the results.

        Is my vote confidential?    Proxies, ballots and voting tabulations are available for examination only by the Secretary and the Inspector of Elections. Your vote will not be disclosed to the Board of Directors or to our management other than the Secretary and except as may be required by law.

        Who is soliciting this proxy?    Solicitation of proxies is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. We have engaged Morrow & Co., LLC, a professional proxy solicitation firm, to assist us with the solicitation of proxies prior to the Annual Meeting in exchange for $7,500 plus reimbursement of expenses.

CORPORATE GOVERNANCE

        In accordance with General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

        Meetings of the Board of Directors.    The Board of Directors held seven meetings in 2007. The incumbent directors in the aggregate attended about 86% of their Board of Directors and assigned committee meetings. Our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of stockholders. All of our directors other than our former director Gary E. Costley, Ph.D. attended our 2007 Annual Meeting.

        Communication with the Board of Directors.    Stockholders may communicate with the Board of Directors by sending a letter to Pharmacopeia, Inc. Board of Directors, c/o Office of the General Counsel, P.O. Box 5350, Princeton, New Jersey 08543. The Office of the General Counsel will review the correspondence and forward it to the chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Pharmacopeia or its business, or is similarly inappropriate. The Office of the General Counsel has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

        Director Independence.    The Board of Directors has determined that the following directors are independent under the listing standards of the Nasdaq Stock Market, LLC ("Nasdaq"): Ms. Ammon, Drs. Bartlett, Burakoff and Langer and Messrs. Peacock and Soeters.

        Committees of the Board of Directors.    The Board of Directors has established four standing committees.

        Audit Committee assists the Board of Directors in monitoring: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements related to the financial statements, including our systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of our external auditors. In addition, the Audit Committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our external auditors and has the authority to engage independent counsel and other advisors to assist in that responsibility and in its other responsibilities. Each of the members of the Audit Committee is independent under the Nasdaq listing standards and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee met eight times during 2007. The Audit Committee has adopted a written charter, a copy of which is posted on our Internet website at www.pharmacopeia.com. The current members of the Audit Committee are Mr. Peacock (Chair), Dr. Langer and Mr. Soeters. The Board has determined that Mr. Peacock is a financial expert, as described in Rule 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

        Compensation Committee reviews and determines compensation arrangements for our Chief Executive Officer and the other executive officers. In addition, the Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to the directors. The Compensation Committee also administers our equity compensation plans. The Compensation Committee held nine meetings during 2007. The current members of the Compensation Committee, which is composed entirely of independent directors, are Ms. Ammon (Chair), Dr. Burakoff and Mr. Peacock.

        Our Board of Directors established the Secondary Committee, which is authorized to award stock options to eligible individuals who are not subject to the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The current member of the Secondary Committee is Dr. Browne.

        The Compensation Committee has adopted a written charter, a copy of which is posted on our Internet website at www.pharmacopeia.com.

        Corporate Governance Committee identifies, reviews, evaluates and recommends potential candidates to serve as our directors and serves as a focal point for communication between such candidates, our directors who are not members of the Corporate Governance Committee and our management. The Corporate Governance Committee will consider candidates recommended by members of the Committee or the Board, officers or employees of the Company, the Company's security holders and other business contacts. The Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Each member of the Corporate Governance Committee is "independent" as defined under the Nasdaq listing standards. The current members of the Corporate Governance Committee are Dr. Langer (Chair), Ms. Ammon and Dr. Bartlett. The Corporate Governance Committee held six meetings during 2007.

        The Corporate Governance Committee has adopted a written charter, a copy of which is posted on our Internet website at www.pharmacopeia.com.

        The Corporate Governance Committee will consider director candidates recommended by stockholders. A description of the procedures a stockholder must follow to submit a director candidate and the criteria the Corporate Governance Committee will use to evaluate candidates is set forth on page 6 under the heading "Submission of Stockholder Proposals and Director Nominations."

        Strategic Planning Committee assists the Board in its oversight of matters pertaining to our ongoing strategic planning process and initiatives, including without limitation product and development strategies for existing and new pharmaceutical products and technologies and corporate development and business development transaction planning, and makes recommendations to the Board regarding those activities requiring action by the Board. The Strategic Planning Committee reviews and evaluates with our management on a regular basis the strategic goals and objectives of our research and development programs; our corporate development and business development transaction planning; and our product pipeline. The Strategic Planning Committee may also retain outside advisors. The Board established the Strategic Planning Committee in February 2008. The current members of the Strategic Planning Committee are Dr. Mollica (Chair), Ms. Ammon, Drs. Browne and Langer and Mr. Peacock.

        The Strategic Planning Committee has adopted a written charter, a copy of which is posted on our Internet website at www.pharmacopeia.com.

        Director Compensation.    In fiscal 2007, each director who was not the Chairman of the Board or an employee of Pharmacopeia received annual compensation for Board and committee service and fees for each Board or committee meeting attended. In addition, the Chair of the Audit Committee received annual compensation in the amount of $10,000 for that service and the Chairs of the Compensation Committee and the Corporate Governance Committee each received annual compensation in the amount of $7,500 for that service. The Chairman of the Board received annual compensation in the amount of $100,000. This compensation is detailed in the table that follows. Each director who was an employee of Pharmacopeia in 2007 did not receive compensation for service as a director.

        In 2008, each director who is not an employee of Pharmacopeia will receive a $20,000 annual retainer to be paid quarterly in advance and fees for each Board or committee meeting attended. Each director who is an employee of Pharmacopeia will not receive compensation for service as a director. In fiscal 2008, Pharmacopeia expects that the Chairs of the Audit Committee, the Compensation Committee and the Corporate Governance Committee will receive the same compensation as paid in 2007 for those services.

        All directors are reimbursed for the expenses they incur in attending meetings of the Board of Directors or board committees. Directors of Pharmacopeia who are not employees of Pharmacopeia are eligible to receive options to purchase Common Stock awarded under our Amended and Restated 2004 Stock Incentive Plan. In fiscal 2007, all directors who were not employees of Pharmacopeia were granted options to purchase approximately 76,000 shares of our Common Stock on the date of our 2007 Annual Meeting at a per share exercise price equal to the fair market value of our Common Stock on that date. These stock options will vest on the first anniversary of the grant. In fiscal 2008, all directors who are not employees of Pharmacopeia will be granted options to purchase 15,000 shares of our Common Stock on the date of our 2008 Annual Meeting at a per share exercise price equal to the fair market value of our Common Stock on that date. In addition, each director who is not an employee of Pharmacopeia will receive an option to purchase 20,000 shares of our Common Stock upon his or her initial election to the Board of Directors at a per share exercise price equal to the fair market value of our Common Stock on that date, and the shares of Common Stock underlying those options will vest in three equal annual installments on the anniversary of the grant.

        Director Compensation.    The following table sets forth information regarding the compensation received by each of the Company's non-employee directors during the year ended December 31, 2007.

Director Compensation Table

Name(1)	Year	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(4)	All other Compensation ($)(5)	Total ($)
Joseph A. Mollica Chairman of the Board, Director	2007	100,000	34,880	118,122	—	253,002
Carol A. Ammon Director	2007	52,250	39,972	—	—	92,222
Frank Baldino, Jr., Ph.D Director	2007	28,250	29,074	—	—	57,324
Paul A. Bartlett, Ph. D Director	2007	32,000	29,074	18,901	33,000	112,975
Steven J. Burakoff, M.D. Director	2007	32,000	43,703	—	—	75,703
Dennis H. Langer, MD, JD Director	2007	32,625	12,063	—	—	44,688
Bruce A. Peacock Director	2007	55,500	29,074	—	—	84,574
Martin H. Soeters Director	2007	24,000	12,063	—	—	36,063
Gary E. Costley, Ph. D.(6) Former Director	2007	17,750	11,013	—	—	28,763
James J. Marino(7) Former Director	2007	16,625	11,013	—	—	27,638

(1)
See Summary Compensation Table herein for disclosure related to Dr. Browne, who served as an executive officer of the Company during 2007.

(2)
For fiscal year 2007, each non-employee director other than the Chairman of the Board received annual compensation of $20,000 (paid in advance in equal quarterly installments); per Board or committee meeting fees of (i) $1,500 for meetings attended in person and (ii) $750 for meetings attended by telephone conference; for the Chair of the Audit Committee, additional compensation of $10,000; for the Chairs of the Compensation Committee and the Corporate Governance Committee, additional compensation of $7,500; and the Chairman of the Board received annual compensation of $100,000 (paid in advance in equal quarterly installments).

(3)
Amounts represent share-based compensation expense incurred during the year ended December 31, 2007, in accordance with the provisions of Statement of Financial Accounting Standards No. 123R "Share-based Payments" ("SFAS 123R"). See Note 2 to the consolidated financial statements of the Company's Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. In addition, the full grant date fair value of the stock option to purchase 7,572 shares of our Common Stock which was awarded to each incumbent non-employee director in May 2007, computed in accordance with SFAS 123R, was $28,080. The full grant date fair value of the stock option to purchase 15,144 shares of our Common Stock, which was awarded to each newly elected non-employee director in May 2007, computed in accordance with SFAS 123R, was $56,160. At fiscal year ended December 31, 2007, the aggregate number of stock options outstanding for each director was as follows: Joseph A. Mollica, 302,167; Carol A. Ammon, 25,572; Frank Baldino, Jr., 48,071; Paul A. Bartlett, 54,672; Steven J. Burakoff, 25,572; Dennis H. Langer, 15,144; Bruce A. Peacock, 31,572; Martin H. Soeters, 15,144; Gary E. Costley, 43,799; and James J. Marino, 40,500. See the Outstanding Equity Awards at Fiscal Year-End Table for disclosure relating to Leslie J. Browne's aggregate outstanding stock options at December 31, 2007.

(4)
Represents net investment earnings on assets held by respective directors in the Company's Nonqualified Deferred Compensation Plan during the year ended December 31, 2007.

(5)
Represents fees paid to Dr. Bartlett relating to his service as Chairman of the Company's Scientific Advisory Board during the year ended December 31, 2007.

(6)
Dr. Costley retired as a director of the Company immediately prior to our 2007 Annual Meeting.

(7)
Mr. Marino's term as a director of the Company expired at our 2007 Annual Meeting.

        Code of Ethical Conduct.    Our Ethics and Business Conduct Policy was initially adopted in March 2004 and was amended in October 2007. The Ethics and Business Conduct Policy applies to all of our employees and directors.

        Our Ethics and Business Conduct Policy is posted on our Internet website at www.pharmacopeia.com. Any waivers of the application of our Ethics and Business Conduct Policy to directors or executive officers must be made by the independent directors. Any waiver of the Ethics and Business Conduct Policy will be disclosed promptly on our Internet website. Any amendment of the Ethics and Business Conduct Policy also will be disclosed promptly on our Internet website.

Submission of Stockholder Proposals and Director Nominations

        Stockholders wishing to have a proposal included in the Board of Directors' 2009 proxy statement must submit the proposal so that Pharmacopeia's Secretary receives it no later than November 24, 2008. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to have a proposal presented at an annual meeting must submit the proposal so that Pharmacopeia's Secretary receives it not less than 120 days prior to the first anniversary of the date of this proxy statement; provided, however, that in the event that the date of the meeting is advanced by more than 30 days from the date of the 2008 Annual Meeting of Stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

        Stockholders may propose nominees for consideration by the Corporate Governance Committee by submitting the names, appropriate biographical information and qualifications in writing to: Stephen C. Costalas, Corporate Secretary, Pharmacopeia, Inc., P.O. Box 5350, Princeton, New Jersey 08543. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2009, the name of the proposed nominee and the supporting documentation must be received before November 24, 2008.

        In considering any nominee proposed by a stockholder, the Corporate Governance Committee will reach a conclusion based on the criteria it uses in evaluating all candidates for director. After full consideration, the stockholder proponent will be notified of the decision of the Committee. Director nominees should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Corporate Governance Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, sales, marketing, drug development, finance, technology, healthcare and other areas that are relevant to our activities. Additionally, director nominees should have sufficient time to effectively carry out their duties.

        Securities and Exchange Commission rules establish a different deadline with respect to discretionary voting for stockholder proposals that are not intended to be included in our proxy statement. The deadline for submission of these proposals for our 2009 Annual Meeting is February 7, 2009 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after this deadline, our proxy holders will be allowed to use their discretionary authority to vote on the stockholder proposal when and if the proposal is raised at our 2009 Annual Meeting.

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

        Our board of directors is divided into three classes, with the term of office of one class expiring each year. We currently have nine directors, with three directors in each of Class I, Class II and Class III. The terms of office of our Class I directors, Frank Baldino, Jr., Leslie J. Browne and Dennis H. Langer, expire at the 2008 Annual Meeting. The terms of office of our Class II directors, Carol A. Ammon, Paul A. Bartlett and Joseph A. Mollica, expire at the 2009 Annual Meeting. The terms of office of Class III directors, Steven J. Burakoff, Bruce A. Peacock and Martin H. Soeters, expire at the 2010 Annual Meeting. Our board of directors has renominated Drs. Baldino, Browne and Langer to serve as a Class I directors, subject to their election by our stockholders at the 2008 Annual Meeting. At the 2008 Annual Meeting, the stockholders will elect three Class I directors for a term of three years.

        Director candidates are nominated by the Corporate Governance Committee of the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 6 under the heading "Submission of Stockholder Proposals and Director Nominations."

        At the Annual Meeting, three Class I directors are to be elected. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. Each Class I director will be elected to serve until our 2011 Annual Meeting and until his respective successor has been elected and has qualified. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any substitute nominee designated by the Board of Directors. Director elections are determined by a plurality of the votes cast.

        Unless otherwise instructed, the proxy holders will vote the Proxies received by them "FOR" the Company's three nominees named below.

        The Board of Directors recommends a vote "FOR" each of the nominees listed below.

Nominees for Election at the Annual Meeting

Class I Directors

Name of Director	Age	Position/Principal Occupation	Director Since
Frank Baldino, Jr., Ph.D.	53	Director; Chairman and Chief Executive Officer of Cephalon, Inc.	2004
Leslie J. Browne, Ph.D.	58	Director; President and Chief Executive Officer of the Company	2004
Dennis H. Langer, M.D., J.D.	56	Director; Managing Partner, Phoenix IP Ventures	2007

        Dr. Baldino has served as one of our directors since April 2004. Prior to that, Dr. Baldino served as a director of Accelrys, Inc., our former parent, from October 1996 until April 2004. In 1987, Dr. Baldino founded Cephalon, Inc., an integrated specialty biopharmaceutical company. He has served as Cephalon, Inc.'s Chairman and Chief Executive Officer since 1999. Dr. Baldino is also currently a director of NicOx S.A. and Acusphere, Inc.

        Dr. Browne has served as our President and Chief Executive Officer and a director since August 2004. Prior to joining us, he was the Chief Operating Officer at Iconix Pharmaceuticals, Inc., a

chemogenomics company, from October 2001 to August 2004, where he led the research, development and informatics operations and launched Iconix's first product, DrugMatrix®. Before that, he spent over a decade at Berlex/Schering AG, in several positions rising to Corporate Vice President, Berlex Laboratories, Inc. and President of Schering Berlin Venture Corporation. Before Berlex, he was employed by Ciba-Geigy Corporation, where he discovered Fadrozole, the first marketed non-steroidal aromatase inhibitor for the treatment of estrogen-dependent breast cancer. He also managed cardiovascular research at Ciba-Geigy Ltd., in Basel, Switzerland, where one of the group's achievements was the discovery of Diovan®, the second angiotensin II antagonist ever to be marketed. He received his B.Sc. at Strathclyde University, in Glasgow, Scotland. After receiving his Ph.D. from the University of Michigan, he was a National Institutes of Health postdoctoral fellow at Harvard University with the Nobel Laureate Professor R. B. Woodward. Dr. Browne is also currently a director of Genelabs Technologies, Inc.

        Dr. Langer has served as one of our directors since March 2007. Dr. Langer has served as a Managing Partner of Phoenix IP Ventures, a venture capital firm, since August 2005. Prior to joining Phoenix IP Ventures, he was President, North America, of Dr. Reddy's Laboratories Limited, a pharmaceutical company, from January 2004 to July 2005. From September 1994 to January 2004, Dr. Langer held several high-level positions at GlaxoSmithKline plc, a pharmaceutical company, and its predecessor, SmithKline Beecham, including most recently as Senior Vice President, Project and Portfolio Management of Research and Development from December 2000 to January 2004. Dr. Langer is also a director of Auxilium Pharmaceuticals, Inc., Cytogen Corporation and Myriad Genetics, Inc.

Incumbent Directors Whose Terms of Office Continue after the Annual Meeting

Incumbent Class II Directors to Continue in Office for the Term Expiring in 2009

Name of Director	Age	Position/Principal Occupation	Director Since
Carol A. Ammon.	57	Director; Chairman of the Board, Christiana Care Health System	2005
Paul A. Bartlett, Ph.D.	60	Director; Professor Emeritus of Chemistry at the University of California, Berkeley	2004
Joseph A. Mollica, Ph.D.	67	Director; Chairman of the Board of the Company	2002

        Ms. Ammon has served as one of our directors since October 2005. Ms. Ammon is Chair of the Board of Christiana Care Health System. She served as Chairman of the Board of Endo Pharmaceuticals Inc., a specialty pharmaceutical company, from January 2002 to May 2007. Previously, Ms. Ammon served as Chairman and Chief Executive Officer of Endo from April 2003 to October 2005 and as Chairman, President and Chief Executive Officer of Endo from that company's inception in 1997 to April 2003.

        Dr. Bartlett has served as one of our directors since April 2004. Prior to that, Dr. Bartlett served as a director of Accelrys, Inc., our former parent, from January 1998 until April 2004. Dr. Bartlett is the Chair of our Scientific Advisory Board and has been a member of our Scientific Advisory Board since 1993. Dr. Bartlett is a Professor Emeritus of Chemistry at the University of California, Berkeley and was a Professor of Chemistry there from 1973 to 2003. He is a past Chairman of the Department of Chemistry at the University of California, Berkeley.

        Dr. Mollica has served as our Chairman of the Board since April 2004. Dr. Mollica served as our President and Chief Executive Officer from April 2002 to August 2004. He served as Chairman of the Board of Directors and Chief Executive Officer of Accelrys, Inc., our former parent, from February 1994 to April 2004. He served as President of Accelrys from August 1996 to April 2004. Dr. Mollica is a director of Cytogen Corp. and serves as Chairman of the Board of Neurocrine BioSciences, Inc. and Redpoint Bio Corporation.

Incumbent Class III Directors to Continue in Office for the Term Expiring in 2010

Name of Director	Age	Position/Principal Occupation	Director Since
Steven J. Burakoff, M.D.	65	Director; Director, Mt. Sinai Cancer Institute	2005
Bruce A. Peacock	56	Director; Venture Partner, SV Life Sciences	2004
Martin H. Soeters	54	Director; Senior Vice President, Novo Nordisk Europe A/S	2007

        Dr. Burakoff has served as one of our directors since February 2005. Since December 2007, Dr. Burakoff has served as Director of the Mt. Sinai Cancer Institute. From 2000 to November 2007, Dr. Burakoff served as Director of the Skirball Institute of Biomolecular Medicine at New York University School of Medicine and as Director of the New York University Cancer Institute and Kaplan Comprehensive Cancer Center. Dr. Burakoff served as Chair of the Department of Pediatric Oncology at Dana-Farber Cancer Institute from 1985 to 2000. He also was the Margaret M. Dyson Professor of Pediatrics at Harvard Medical School from 1983 to 2000.

        Mr. Peacock has served as one of our directors since April 2004. Mr. Peacock has been a Venture Partner at SV Life Sciences since May 2006. Between August 2005 and May 2006, Mr. Peacock served as Chief Executive Officer and a director of The Little Clinic LLC, a healthcare services company that manages walk-in clinics. From April 2002 to August 2005, Mr. Peacock served as President, Chief Executive Officer and a director of Adolor Corporation, a biotechnology company. Prior to that, Mr. Peacock served as President, Chief Executive Officer and a director of Orthovita, Inc., a biomaterials company, from June 2000 to April 2002 and also served as Chief Operating Officer of Orthovita from June 1999 to June 2000. Mr. Peacock is currently a director of NeurogesX, Inc.

        Mr. Soeters has served as one of our directors since May 2007. Since January 2008, Mr. Soeters has served as Senior Vice President of Novo Nordisk Europe A/S. Prior to that, Mr. Soeters served as U.S. President of Novo Nordisk Pharmaceuticals, Inc. and Senior Vice President of Novo Nordisk North America, a healthcare company from 2000 to December 2007. From 1998 to 2000, he served as Senior Vice President International Marketing at Novo Nordisk Denmark, and from 1994 to 1998 he served as Managing Director of Novo Nordisk France. From 1992 to 1995, Mr. Soeters was Managing Director at Novo Nordisk Belgium, and in 1991, he was International Marketing Director at Novo Nordisk Denmark. Prior to that time, he held various sales and marketing positions at Novo Nordisk in the Netherlands between 1980 and 1991. Mr. Soeters is currently a director of Cubist Pharmaceuticals, Inc.

        There is no family relationship between any director, executive officer or nominee for director of the Company.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to stockholder ratification, the Audit Committee of the Board of Directors has reappointed the firm of Ernst & Young LLP, as our independent registered public accounting firm to audit and report upon our financial statements for 2008. Ratification requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxies will be voted for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit and report upon our financial statements for fiscal year 2008. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

        One or more representatives of Ernst & Young LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" or "incorporated by reference" in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The primary function of the Audit Committee is to assist the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) the Company's compliance with legal and regulatory requirements related to the financial statements, including the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company's independent external auditors.

        The Audit Committee appoints the accounting firm to be retained as independent registered public accountants to audit the Company's financial statements, and once retained, the accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountants. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter. The Audit Committee amended and restated its charter as of May 4, 2007 and further amended its charter as of July 27, 2007. A copy of the charter is posted on our Internet website at www.pharmacopeia.com.

        Management is responsible for the Company's financial reporting process, including the Company's system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Committee's responsibility is to monitor and review these processes. The Company's independent registered public accountants are responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews.

        The Audit Committee met with management periodically during fiscal 2007 to consider the design and effectiveness of the Company's internal controls, and discussed these matters and the overall scope and plans for the audit of the Company with the Company's independent registered public accountants, Ernst & Young LLP. The Audit Committee also discussed with senior management and Ernst & Young LLP the Company's disclosure controls and procedures and the certifications by the Company's Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company's filings with the Securities and Exchange Commission.

        The Audit Committee reviewed and discussed the audited financial statements for the 2007 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting policies, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

        The Audit Committee met with the independent registered public accountants, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of the Company's accounting policies. The Audit Committee discussed with the Company's independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61.

        The Audit Committee received the written disclosures and the letter from the Company's independent registered public accountants required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent registered public accountants their independence, including the compatibility of non-audit services with Ernst & Young LLP's independence.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

        Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.    The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audits of the Company's annual consolidated financial statements for 2007 and 2006 and fees billed for other services rendered by Ernst & Young LLP during those years:

	2007	2006
Audit fees	$528,000	$395,000
Audit-related fees	—	—
Tax fees	29,600	55,500
All other fees	7,500	—

Total fees	$565,100	$450,500

        During the fiscal years ended December 31, 2007 and 2006, audit fees consisted of the following: annual audit, $375,000 and $245,000, respectively; quarterly reviews, $95,000 and $86,000, respectively; and comfort letters and related services, $58,000 and $64,000, respectively.

        During the fiscal years ended December 31, 2007 and 2006, the Company did not engage Ernst & Young LLP to provide any professional services related to financial information systems design and implementation.

        It is the practice of the Audit Committee to pre-approve all services rendered to the Company by its independent registered public accountants in accordance with applicable legal requirements.

        The Audit Committee has reappointed, subject to stockholder ratification, the firm of Ernst & Young LLP, as our independent registered public accounting firm to audit and report upon the Company's financial statements for 2008. In appointing Ernst & Young LLP as the Company's registered public accounting firm for the fiscal year ending December 31, 2008, the Audit Committee has considered whether Ernst & Young LLP's provision of services other than audit services are compatible with maintaining the firm's independence.

Respectfully submitted,

Audit Committee:

Bruce A. Peacock, Chair
Dennis H. Langer, M.D., J.D.
Martin H. Soeters

The Board of Directors recommends a vote "FOR" ratification.

PROPOSAL THREE:

AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE OUR
AUTHORIZED SHARES

        Our Board of Directors has approved, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to increase the number of authorized shares of Common Stock that we may issue from fifty million (50,000,000) shares, par value $0.01 per share, to one hundred million (100,000,000) shares. By approving this proposal, the stockholders will authorize the Board of Directors to amend the Certificate of Incorporation accordingly. A copy of the proposed amendment is attached to this Proxy Statement as Appendix A, the text of which follows:

  RESOLVED, that it is hereby proposed that the first paragraph of Article FOUR of the Certificate of Incorporation, which immediately precedes the numbered paragraphs of Article FOUR, be amended and restated in its entirety to read as follows:

    "FOUR. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which the corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000) shares, par value $0.01. The total number of shares of Preferred Stock which the corporation is authorized to issue is TWO MILLION FIVE HUNDRED THOUSAND (2,500,000), par value $0.01 per share."

        Management expects to file this amendment with the Delaware Secretary of State as soon as practicable after the date of the Annual Meeting, at which time it will become effective.

  Prior to the Amendment

        As of February 29, 2008, of the fifty million shares of Common Stock that are currently authorized, (i) 29,652,752 shares were issued and outstanding, (ii) approximately 6,428,000 shares were reserved for issuance upon the exercise of outstanding options and warrants, (iii) approximately 753,000 shares were reserved for issuance in connection with future grants under our existing Amended and Restated 2004 Stock Incentive Plan and (iv) approximately 173,000 shares were reserved for issuance in connection with future discretionary matching contributions under our tax-qualified 401(k) savings plan. Our Common Stock is listed for trading on the Global Market of The Nasdaq Stock Market LLC.

        Our Board of Directors adopted a stockholder rights plan (the "rights plan") in April 2004. Under the rights plan, preferred stock purchase rights (each, a "right") were distributed as a dividend at the rate of one right for each share of Common Stock outstanding as of the close of business on April 6, 2004 and automatically attach to shares of Common Stock issued thereafter. Each right entitles the holder to purchase one ten-thousandth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $75.00 per right. In general, the rights will be exercisable if a person or group ("Acquiring Person") becomes the beneficial owner of 15% or more of our outstanding Common Stock or announces a tender offer for 15% or more of our Common Stock. When the rights become exercisable, in lieu of the Series A Junior Participating Preferred Stock, a holder, other than the Acquiring Person, will have the right to receive upon exercise Common Stock having a value equal to two times the exercise price of the right. In general our Board of Directors will be entitled to redeem the rights for $0.0001 per right at any time prior to the occurrence of the stock acquisition events described above. If not redeemed, the rights will expire on April 5, 2014.

  Rationale for the Proposed Amendment

        Our Board of Directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders.

        The additional shares of Common Stock would be available for various corporate purposes, including financing transactions, acquisitions, the issuance of equity securities to a licensing partner or as compensation for services (either directly, as stock appreciation rights, stock awards, performance shares or units, or through the exercise of warrants or options).

        As of the date of this proxy statement, we have no specific plans, arrangements or understandings with respect to the sale or issuance of these additional shares of Common Stock. However, our Board of Directors believes that the availability of shares will afford us greater flexibility in considering and implementing any of the corporate transactions listed above.

  Rights of Newly-Authorized Shares

        The additional shares of Common Stock authorized for issuance pursuant to this proposal will have the same rights and privileges that all of the currently outstanding shares of Common Stock possess under our Certificate of Incorporation and under Delaware law. These rights and privileges include one vote per share on all matters submitted to a vote of the holders of Common Stock, including the election of directors, and right to dividends and other distributions when and if declared by our Board of Directors. In addition, each additional share of Common Stock will automatically have attached to it a right under our stockholder rights plan, as described above. The shares of Common Stock do not have preemptive or similar rights.

  Possible Effects of the Amendment

        Under the Delaware General Corporation Law, the Board of Directors generally may issue authorized but unissued shares of Common Stock without further stockholder approval. The Board of Directors does not currently intend to seek stockholder approval prior to any future issuance of the additional authorized shares of Common Stock, unless stockholder action is required in a specific case by applicable law, the rules of any exchange or market on which our securities may then be listed, or our Certificate of Incorporation or Amended and Restated Bylaws as then in effect. Frequently, opportunities arise that require prompt action, and we believe that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of us and our stockholders.

        The issuance of any additional shares of Common Stock by us would dilute existing stockholders by reducing their percentage ownership of Common Stock. The existence of additional authorized but unissued shares of Common Stock could be used to make a change in control of us more difficult. For example, such shares could be sold to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines not to be in the best interests of us and our stockholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of us, since the issuance of new shares could be used to dilute the stock ownership of the acquirer. Such a sale will further discourage attempts to acquire control of us because newly-issued shares of Common Stock automatically receive preferred stock purchase rights under our stockholder rights plan. These rights will cause substantial dilution to a person or group that attempts to acquire us pursuant to an offer that is not approved by our Board of Directors, unless the rights have been redeemed or expired.

        We are not aware of any pending or threatened efforts to obtain control of us and, as of the date of this proxy statement, we have no specific plans, arrangements or understandings with respect to the sale or issuance of these additional shares of Common Stock.

  Stockholder Vote Needed to Approve the Amendment

        Assuming the presence of a quorum, approval of this proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting. Broker non-votes are not counted in determining whether the affirmative vote required to approve this proposal has been cast.

  The Board of Directors recommends a vote "FOR" this proposal.

PROPOSAL FOUR:

APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

        Subject to stockholder approval, on March 14, 2008, our Board of Directors adopted an amendment to our Amended and Restated 2004 Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock (the "Common Stock") authorized for issuance under the Plan by 2,000,000 shares from 3,400,000 to 5,400,000.

        The Plan provides for the awarding of equity-based compensation to selected employees, directors and consultants and our stockholders approved the Plan in its current form at our Annual Meeting held on May 3, 2007. As of February 29, 2008, there were approximately 4,802,000 stock options outstanding under the Company's various stock plans with a weighted average exercise price of $6.08 and a weighted average remaining term of 6.44 years, and approximately 753,000 shares remaining for award under these plans.

        We are seeking stockholder approval for additional shares for issuance under the Plan because at February 29, 2008, approximately 753,000 shares remained available for issuance under the Plan and, as such, the existing share reserve is expected to be exhausted in 2009. Pursuant to Nasdaq rules, stockholder approval must be obtained when a stock option or purchase plan is to be established or a material amendment to such a plan is to be adopted. In addition, stockholder approval will permit us to make incentive stock option awards and to ensure certain grants will not be subject to certain limits on deductibility. If stockholder approval of the amendment is obtained, we will be able to make stock option grants and grants of restricted stock, stock appreciation rights, performance shares or performance units (all of which are described below) to employees, directors and consultants to the Company. Our Board of Directors believes that stockholder approval of the amendment to the Plan is necessary to ensure that we will be able to support our continuing efforts to attract and retain highly qualified employees, among others. We currently expect, based on our historical practices and anticipated future grants of securities to key employees, that the additional two million shares will enable us to make grants as appropriate through 2011. Assuming the presence of a quorum, approval of this proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting.

        The following is a summary of the Plan and is qualified in its entirety by the Plan, as amended, which was previously filed as an appendix to our Proxy Statement filed with the Securities and Exchange Commission on March 26, 2007. A copy of the proposed amendment to the Plan is attached to this Proxy Statement as Appendix B.

Purpose

        The purpose of the Plan is to provide motivation to selected employees, directors and consultants of the Company to put forth maximum efforts toward the continued growth, profitability, and success of the Company by providing incentives to these employees, directors and consultants through the ownership and performance of the Common Stock.

Administration

        The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the foregoing, the Compensation Committee shall have the exclusive right to:

  •
  select the participants and determine the type of awards specifically enumerated in the Plan to be made to participants, the number of shares subject to awards and the terms, conditions, restrictions and limitations of the awards;

  •
  interpret the Plan;

  •
  determine eligibility for participation in the Plan;

  •
  decide all questions concerning eligibility for and the amount of awards payable under the Plan;

  •
  construe any ambiguous provision of the Plan;

  •
  correct any default;

  •
  supply any omission;

  •
  reconcile any inconsistency;

  •
  issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

  •
  make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper;

  •
  determine whether awards should be granted singly, in combination or in tandem;

  •
  to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations;

  •
  accelerate the vesting, exercise, or payment of an award or the performance period of an award when such action or actions would be in the best interest of the Company;

  •
  subject to certain restrictions, grant awards in replacement of awards previously granted under this Plan or any other executive compensation plan of the Company;

  •
  establish and administer the performance goals and certify whether, and to what extent, they have been attained;

  •
  determine the terms and provisions of any agreements entered into hereunder;

  •
  take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and

  •
  make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations.

        The Compensation Committee may delegate all or a portion of its responsibility to a person selected by it (to the extent permissible by applicable law).

Participation

        Employees, directors and consultants of the Company are eligible to receive awards under the Plan. As of March 10, 2008, approximately 171 employees, nine directors and 15 consultants will be eligible to participate in the Plan.

        Except as otherwise determined by the Compensation Committee, no awards or any other payment under the Plan shall be subject in any manner to alienation or transfer (except by will or the laws of descent and distribution), nor shall any award be payable to or exercisable by anyone other than the participant to whom it was granted.

Shares of Stock Available for Grant

        The maximum number of shares of Common Stock that are available for grant of awards under the Plan during its term will be increased from 3,400,000 to 5,400,000, subject to approval by our stockholders. All of the shares of Common Stock reserved under the Plan may be issued as incentive stock options. Any shares of Common Stock related to awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Compensation Committee's permission for awards not involving Common Stock, will be available again for grant under the Plan. Moreover, if the exercise price of any option, stock award or performance shares or performance units or the tax withholding requirements with respect to any option are satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered will be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. The maximum number of shares available for issuance under the Plan will not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional performance shares. The maximum number of shares of Common Stock will not be reduced by the issuance of shares of Common Stock hereunder due to the assumption, conversion or substitution of awards made by an entity acquired by the Company. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares. For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of awards, both of which are payable in shares of Common Stock, are granted in tandem with each other, such that the exercise of one type of award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both awards shall be deemed to be equivalent to the number of shares under one of the awards.

        The maximum award payable or granted, as applicable, to any one participant under the Plan for a calendar year remains as follows: (a) for performance awards, 200,000 shares of Common Stock or, in the event the performance award is paid in cash, $500,000; (b) for options and SARs, 500,000 shares of Common Stock; and (c) for stock awards (including restricted stock and performance awards), 200,000 shares of Common Stock.

        If there is any change in the number of outstanding shares of Common Stock though any change in the capital account of the Company (for example, stock dividends, stock splits or the like), or through a merger, consolidation, separation (including a spin off or other distribution of stock or property), reorganization or partial or complete liquidation, the Compensation Committee shall make appropriate adjustments in the number of shares of Common Stock which may be issued under the Plan and any adjustments and/or modifications to outstanding awards. In the event of any other change in the capital structure of the Common Stock of the Company, the Compensation Committee shall also make such appropriate adjustments in the maximum number of shares of Common Stock available for issuance under the Plan and any adjustments and/or modifications to outstanding awards as it, in its sole discretion, deems appropriate.

Change in Control

        Unless otherwise provided in an employment, change in control, severance or similar agreement between a participant and the Company, any award granted under the Plan that was not vested on the date of a change in control will become fully exercisable and vest immediately upon the change in control. Any awards deferred will be paid prior to or as soon as practicable following a change in control. A "change in control" is defined generally as any acquisition or other transaction that results in a change in ownership of more than 30% of the Company's stock, a merger or other business combination involving the Company that results in a change in ownership of more than 50% of the Company's stock, shareholder approval of a complete liquidation or dissolution of the Company, a sale or other disposition of all or substantially all of the assets of the Company, or a change in the majority of the Board over a two-year period that is not approved by at least two-thirds of the directors.

Effective Date and Termination; Amendments

        The Plan became effective as of May 3, 2007 and it will terminate on May 11, 2014, unless earlier terminated by the Board. Termination will not affect awards outstanding at the time of Plan termination. The Compensation Committee has the power to amend, suspend or terminate the Plan at any time, provided that stockholder approval is required for any amendment which (i) increases the number of shares under the Plan, (ii) increases the maximum number of shares allowed for grants to any participant, (iii) changes the class of persons eligible to receive grants of options or rights, (iv) increases the benefits to participants under the Plan, or (v) would otherwise be required by applicable law or Nasdaq rule. Under the Plan, stockholder approval is also required for any amendment which would alter any provision related to option repricing.

Types of Awards under the Plan

        Options.    Options granted under the Plan may be either non-qualified stock options or incentive stock options qualifying under section 422 of the Internal Revenue Code (the "Code"). The exercise price of any option granted may not be less than 100% (110%, in the case of an incentive stock option issued to a "ten percent stockholder") of the fair market value of the Common Stock, as determined by the Compensation Committee, on the effective date of the option's grant.

        The exercise price is payable (i) in cash, (ii) with the consent of the Compensation Committee, in shares of Common Stock held by the participant, (iii) in cash received from a broker-dealer whom the participant has authorized to sell all or a portion of the Common Stock covered by the option, or (iv) in such other manner deemed appropriate by the Compensation Committee. The Compensation Committee may impose additional terms and conditions on any option. The term of an option may not exceed ten years (five years, in the case of an incentive stock option issued to a ten percent stockholder).

        Stock Appreciation Rights.    SARs may, but need not, relate to options and may be settled in cash or stock. The Compensation Committee determines the terms of each SAR at the time of grant. Any freestanding SAR may not be granted for less than the fair market value of the underlying stock at the time of grant and cannot have a term longer than 10 years. The Compensation Committee may impose additional terms and conditions on any SAR.

        Stock Awards; Performance Shares; Performance Units.    The Plan provides for the granting of stock awards, performance shares and performance units. It is expected that stock awards, performance shares and performance units will be based on consolidated and/or business unit financial performance criteria as described below. The Compensation Committee may also grant stock awards, performance shares and performance units subject to such terms, conditions, restrictions, and/or limitations as the Compensation Committee deems appropriate.

Deferral Election

        With the Compensation Committee's consent, a recipient may defer receipt of unrestricted Common Stock or a cash payment to a specified date. The deferral provisions of the Plan comply with, or avoid the application of, section 409A of the Code. In general, under the Plan, participants must make award deferral election on or before the December 31 preceding the calendar year during which such award is granted to the participant, deferral elections are irrevocable, deferral has no effect on vesting, and all deferred awards are paid upon the participant's death or disability or a change in control.

Performance-Based Awards

        To ensure that the grants to "covered employees," as defined in section 162(m) of the Code, of stock awards, performance units or performance shares will qualify as performance-based compensation that will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under section 162(m) of the Code, the Compensation Committee has authority to structure such grants of stock awards, performance units and performance shares so that the shares of Common Stock or those subject to such grant will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria as applied to the Company or any division or business unit within the Company, or by comparison with a peer group of companies: research and/or strategic milestones; revenue growth; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction.

        The Compensation Committee will also designate one or more periods of time during which the performance goals must be achieved and, within the earlier of the first 90 days of a performance period and the lapse of 25% of the period of service to which the performance goals relate, will determine which employees will be participants for such period and the kinds and the levels of the performance goals. Under the Plan, such periods of time must be at least 12 months.

        Following the completion of a performance period, the Compensation Committee will certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, shall calculate and certify in writing the amount of stock awards, performance units or performance shares earned for the period.

U.S. Tax Treatment of Options and Awards

        Incentive Stock Options.    In general, neither the grant nor the exercise of an incentive stock option results in taxable income to an option holder or a deduction to the Company. If an option holder exercises an incentive stock option and holds the stock received upon exercise for at least two years from date of grant and one year after the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period (a "disqualifying disposition"), then the option holder will include as compensation income for the year of the disposition, an amount equal to the excess of the fair market value of the shares upon exercise over the option price, or if less, the excess of the amount realized upon disposition over the option price. The Company will be entitled to a corresponding deduction at that time. Any proceeds in excess of the fair market value of the shares on the date of exercise will be treated as short-term or long-term capital gain, depending upon whether the shares have been held for more than one year. If the sales price is less than the exercise price of the option, this amount will be treated as a short-term or long-term capital loss, depending on whether the shares have been held for more than one year. The Company will not be entitled to any deduction for amounts the recipient treats as capital gain or loss.

        Non-Qualified Stock Options.    A non-qualified stock option results in no taxable income to the option holder or deduction to the Company at the time it is granted. An option holder will recognize ordinary income at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. The Company will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of its exercise price and the amount included in income with respect to such option.

        Stock Appreciation Rights.    A recipient realizes no taxable income when an SAR is granted. Upon exercising an SAR, a recipient will realize ordinary income in an amount equal to the cash received. Generally, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

        Stock Awards; Performance Shares; Performance Units.    Generally, no income will be recognized at the time of grant of a stock award, performance share award or performance unit award if such award is subject to a substantial risk of forfeiture. The recipient will realize ordinary income equal to the cash or fair market value of the shares of Common Stock when granted and earned (if not subject to additional vesting) or when any applicable restrictions lapse. A recipient's tax basis in shares of Common Stock issued pursuant to a stock award or performance share award will be equal to their fair market value when the forfeiture restrictions lapse, and the recipient's holding period for the shares will begin at that time. Upon sale of the shares, the recipient will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the recipient's hands. A participant who receives cash pursuant to a performance unit will be taxed as ordinary compensation when earned and vested.

        Deferral Elections.    Generally, awards deferred by recipients and any applicable non-qualified deferred compensation plan are not taxable until the awards are paid to the recipient. At that time, the amounts will be includible in income and the Company will be entitled to a deduction.

Equity Compensation Plan Information as of December 31, 2007

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders(1)	3,898,000	$6.48	1,375,000
Equity compensation plans not approved by security holders(2)	300,000	$5.66	—
Total	4,198,000	$6.42	1,375,000

(1)
Includes approximately 1,918,000 options outstanding from the following Accelrys stock option plans: the 1994 Incentive Stock Plan, the 1995 Director's Option Plan, and the 2000 Stock Option Plan, under which grants of options had been made to Pharmacopeia employees. Prior to the spin-off our Board of Directors resolved to adopt these Accelrys stock option plans. Generally, any outstanding options to purchase Accelrys common stock under these plans have been converted to maintain the then existing intrinsic value and maintain the ratio of the then existing exercise price per share to the market value per share in accordance with applicable accounting standards. No additional options may be granted to Pharmacopeia employees from these plans. The remaining approximately 1,980,000 shares reflects options outstanding under the Plan.

(2)
Represents 300,000 options outstanding that were issued in 2007 outside the Plan. The provisions of these options are generally consistent with the provisions of the Plan.

Stockholder Vote Needed to Approve the Amendment

        Assuming the presence of a quorum, approval of this proposal requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting. Broker non-votes are not counted in determining whether the affirmative vote required to approve this proposal has been cast.

  The Board of Directors recommends a vote "FOR" this proposal.

EXECUTIVE OFFICERS OF THE REGISTRANT

        Our named executive officers and our Executive Vice President, Corporate Development, their ages and their positions as of March 24, 2008 are as follows:

Name	Age	Title
Leslie J. Browne(1)	58	President, Chief Executive Officer and Director
Brian M. Posner(2)	46	Executive Vice President, Chief Financial Officer and Treasurer
David M. Floyd(3)	62	Executive Vice President and Chief Scientific Officer
Eric J. Liebler(4)	43	Executive Vice President, Corporate Development
Stephen C. Costalas(5)	35	Executive Vice President, General Counsel and Secretary
Rene Belder(6)	50	Vice President, Clinical and Regulatory Affairs
(1)
Leslie J. Browne.    Dr. Browne has served as our President and Chief Executive Officer and a director since August 2004. Prior to joining us, he was the Chief Operating Officer at Iconix Pharmaceuticals, Inc., a chemogenomics company, from October 2001 to August 2004, where he led the research, development and informatics operations and launched Iconix's first product, DrugMatrix®. Before that, he spent over a decade at Berlex/Schering AG, in several positions rising to Corporate Vice President, Berlex Laboratories, Inc. and President of Schering Berlin Venture Corporation. Before Berlex, he was employed by Ciba-Geigy Corporation, where he discovered Fadrozole, the first marketed non-steroidal aromatase inhibitor for the treatment of estrogen-dependent breast cancer. He also managed cardiovascular research at Ciba-Geigy Ltd., in Basel, Switzerland, where one of the group's achievements was the discovery of Diovan®, the second angiotensin II antagonist ever to be marketed. He received his B.Sc. at Strathclyde University, in Glasgow, Scotland. After receiving his Ph.D. from the University of Michigan, he was a National Institutes of Health Postdoctoral Fellow at Harvard University with the Nobel Laureate Professor R. B. Woodward.

(2)
Brian M. Posner.    Mr. Posner has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2006. Previously, he had served as our Vice President, Chief Accounting Officer and Treasurer since January 2006. He served as Vice President, Finance from March 2004 to January 2006, and, previously as Executive Director, Finance from August 2002 to March 2004 and Director, Finance from June 1999 to August 2002. Prior to joining Pharmacopeia, he was the Chief Financial Officer at Phytomedics, Inc., an early-stage biotechnology company from July 1997 to March 1999. Previously, Mr. Posner held senior financial positions at several organizations in the healthcare industry and was a member of the audit staff at PriceWaterhouseCoopers. Mr. Posner is a Certified Public Accountant and has a M.B.A. from Pace University.

(3)
David M. Floyd.    Dr. Floyd has served as our Executive Vice President and Chief Scientific Officer since February 2005. We have announced that Dr. Floyd will retire as our Executive Vice President and Chief Scientific Officer effective March 31, 2008, at which time he will become a member of our Scientific Advisory Board and provide consulting services to us. Prior to joining Pharmacopeia, he served as a consultant to companies in the pharmaceutical industry from June 2003 to January 2005. Dr. Floyd served as Vice President of Discovery Chemistry at Bristol-Myers Squibb Company (BMS) from 1992 to June 2003, where he had worldwide responsibility for a 400-person staff in the areas of immunology/inflammation, oncology, cardiovascular, metabolic, central nervous system and infectious disease research. He was Co-chair of the committee responsible for all aspects of drug discovery at BMS including identifying and establishing external alliances with multiple companies in the United States, Europe and India. Dr. Floyd holds a Ph.D. in Organic Chemistry from the University of Michigan and a B.A. in Biological Science from San Francisco State University. He had a National Institutes of Health Postdoctoral Fellowship at Harvard University.

(4)
Eric J. Liebler.    Mr. Liebler has served as our Executive Vice President, Corporate Development since September 2007. Prior to that, he served as Senior Vice President, Strategic Planning and

  Communication at Questor Pharmaceuticals from August 2006 to September 2007. Mr. Liebler was Managing Partner of Nisola, LLC, a biopharmaceutical consulting firm, from November 2005 to September 2007. He served as Vice President, Business Development at Enzon Pharmaceuticals from December 2002 to November 2005. Previously, Mr. Liebler served as President of Amarin Pharmaceuticals and spent more than 10 years with Elan Corporation and its predecessor Athena Neurosciences, where he served in a number of increasingly senior roles in marketing, investor relations and strategic planning. Mr. Liebler holds a B.A. from Tufts University.

(5)
Stephen C. Costalas.    Mr. Costalas has served as our Executive Vice President, General Counsel and Secretary since January 2005. Mr. Costalas assumed responsibility for our Human Resources and Facilities Groups in January 2006 and May 2006, respectively. Previously, he was a lawyer at Dechert LLP practicing in its Corporate and Securities Group from November 1999 to December 2004. Mr. Costalas holds a J.D. from the University of Pennsylvania Law School and an A.B. from Dartmouth College.

(6)
Rene Belder.    Dr. Belder has served as our Vice President, Clinical and Regulatory Affairs since November 2006. We have announced that effective April 1, 2008, Dr. Belder will become our Senior Vice President, Clinical and Regulatory Affairs. Prior to joining us, Dr. Belder had been employed by BMS since 1987. He served as Vice President—Development Champion for a program in development at BMS since 2003. Prior to that, he served as Executive Director, Clinical Research and Life Cycle Management from 1999 to 2003, in which position he oversaw and coordinated clinical development of certain metabolic drugs. Dr. Belder has an M.D. from the Medical School at Erasmus University of Rotterdam, The Netherlands.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis ("CD&A") provides an overview of the Company's executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company's President and Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and certain other executive officers (collectively, the "named executive officers") for 2007 (as presented in the tables which follow this CD&A).

Compensation Committee

        The Compensation Committee of our Board of Directors is composed entirely of independent directors, who currently consist of Chairperson Ms. Ammon, Dr. Burakoff and Mr. Peacock. The Board has determined that each of these members is independent under Nasdaq listing standards currently in effect. The Compensation Committee administers our executive compensation program. The Compensation Committee is responsible for determining and implementing the Company's philosophy with respect to executive compensation. Accordingly, the role of the Compensation Committee is to oversee our compensation and benefit plans and policies, to administer our stock plans (including reviewing and approving equity grants to our officers) and to review and approve annually all compensation decisions relating to directors and elected officers, including those for the named executive officers. The Compensation Committee works with management to develop relationships between pay levels, financial performance and returns to stockholders, in order to align our compensation structure with our organizational objectives. The Compensation Committee's membership is determined by the Board. The Compensation Committee met 9 times during 2007.

        The Compensation Committee operates pursuant to a charter approved by the Compensation Committee and the Board of Directors. The charter is posted on the Company's internet website at www.pharmacopeia.com. The Compensation Committee's charter reflects the aforementioned responsibilities, and the Compensation Committee and the Board periodically review and revise the charter.

Objective of Compensation Program

        The objective of the Company's compensation program is to provide a total compensation package that will enable us to:

  •
  attract, motivate and retain outstanding individual named executive officers;

  •
  align the financial interests of each named executive officer with the interests of our stockholders;

  •
  provide incentives for superior Company and individual named executive officer's performance by paying competitive compensation, and by basing a significant portion of compensation upon achieving that performance; and

  •
  encourage each named executive officer to have a stake in our long-term performance and success.

        Overall, our compensation program is designed to reward individual and Company short-term and long-term performance. As discussed further below, a significant portion of named executive officer compensation is comprised of a combination of annual cash bonuses, which reward annual Company and executive performance, and equity compensation, which rewards long-term Company performance. We believe that by weighting total compensation in favor of the bonus and long-term incentive components of our total compensation program, we appropriately reward individual achievement while at the same time providing incentives to achieve the Company's strategic and financial objectives. We also believe that salary levels should be reflective of individual performance, and therefore we factor this into the adjustment of base salary levels each year.

Compensation Consultant

        The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, for fiscal year 2007, the Compensation Committee engaged Frederic W. Cook & Co., Inc., (the "Compensation Consultant") as an independent outside compensation consultant to advise the Compensation Committee on matters related to CEO and other executive compensation. The Compensation Consultant also assisted with, among other things, structuring our compensation programs and guiding the Compensation Committee and us in the development of short-term and long-term individual performance objectives. The Compensation Consultant was engaged by, and reported directly to, the Compensation Committee. The Compensation Consultant does not advise our management without the approval of the Compensation Committee Chair, and receives no other compensation from us.

General Compensation Policies

  Benchmarking

        The Compensation Committee annually determines the appropriate combination of cash and equity-based compensation for named executive officers, and weighs the competitiveness of our overall compensation arrangements in relation to comparable pharmaceutical and biopharmaceutical companies and publicly traded companies of similar revenue and size. For fiscal year 2007, the Compensation Committee retained the Compensation Consultant to provide advice regarding named executive officer compensation. The Compensation Consultant and the Compensation Committee reviewed publicly-available compensation information from 21 publicly traded companies with similar business models to the Company and similar revenue, market capitalization and/or employee size profiles to the Company (collectively, the "Peer Group Companies"). The Peer Group Companies had annual 2006 revenues in a range from $0 to $73 million and market capitalizations as of June 30, 2007 in a range from $56 million to $377 million. The Peer Group Companies in 2007 consisted of Achillion Pharmaceuticals, Anadys Pharmaceuticals, Ariad Pharmaceuticals, ArQule Inc., Avalon Pharmaceuticals, Coley Pharmaceuticals, Curis, Cytokinetics, Dyax, Encysive Pharmaceuticals, EntreMed, Infinity Pharmaceuticals, Kosan Biosciences, Lexicon Pharmaceuticals, Memory Pharma, Neose Technologies, Neurogen Corp., Renovis, SGX Pharmaceuticals, Sunesis Pharmaceuticals and Telik. The Company's annual 2007 revenues were approximately $21.4 million, and its market capitalization during 2007 ranged from approximately $85 million to $179 million.

        In order to assess the total compensation potentially realizable by each of the Company's named executive officers and to compare their levels of compensation with our Peer Group Companies, compensation tally sheets for each of the Company's named executive officers were prepared and reviewed by the Compensation Committee for 2007. These tally sheets affixed dollar amounts to all components of the named executive officers' 2007 compensation, including current pay (salary and bonus), equity awards (both new grants and outstanding awards), benefits, perquisites and potential change-in-control and severance payments. The Compensation Committee has committed to update and review these tally sheets at least on an annual basis.

  Process for Setting Total Compensation

        Based on the review of compensation at the Peer Group Companies and the Company's named executive officers' tally sheets, the Compensation Committee sought to target total fiscal year 2007 salary, target bonus levels and equity award values at approximately the fiftieth percentile of total compensation paid to executives holding equivalent positions in the Peer Group Companies. However, the Compensation Committee retains discretion to vary compensation above or below the targeted percentile based upon each named executive officer's experience, responsibilities and performance. The Compensation Committee believed targeting this level of compensation to be consistent with our financial performance and the individual performance of each of the named executive officers, and to be reasonable in its totality. The Compensation Committee also considers each named executive officer's annual review, awards given to the named executive officer in past years, and progress toward or attainment of previously set personal and Company goals and objectives, including advancing proprietary product candidates, progressing strategic partnerships, the Company's year-end cash balance and valuation and such other factors as the Compensation Committee deems appropriate and in the Company's best interests and the best interests of the Company's stockholders. These goals and objectives are discussed more fully below under the heading "Annual Bonus Compensation."

        With respect to setting the compensation of the CEO, the Compensation Committee makes a recommendation to the full Board of Directors regarding the CEO's performance for the fiscal year. The Compensation Committee recommends a base salary increase (if warranted), an incentive bonus (if warranted) and an equity-based award (if warranted), all subject to ratification by and at the discretion of the Board of Directors. In addition to considering performance during the fiscal year, the total compensation received by the CEO is assessed versus comparable executives in our Peer Group Companies. The Chairman of the Board and the Chair of the Compensation Committee review the performance of the CEO with him in a formal meeting.

        In considering compensation for the named executive officers other than the CEO, the Compensation Committee considers recommendations from the CEO regarding total compensation as well as benchmarking versus the Peer Group Companies and the compensation tally sheets. The CEO annually presents the Compensation Committee with his assessment of the performance of each of the other named executive officers during the prior calendar year. The assessment considers the performance of each of the other named executive officers in light of their individual annual performance goals. In addition, the CEO annually presents the Compensation Committee with historical breakdowns of the components of compensation for each named executive officer and makes recommendations for each other named executive officer's overall compensation package for the following fiscal year. The Compensation Committee reviews the recommendations of the CEO carefully in light of his proximity to the other executives and knowledge of their contributions to, and goals for continuing achievement with, the Company. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it evaluates the performance of the CEO and our other named executive officers. The Compensation Committee may accord different weight at different times to different factors for each named executive officer.

        The Company's practice has been to enter into an employment agreement that includes severance provisions with the CEO and severance agreements with the other named executive officers. The Company competes against major pharmaceutical companies and biopharmaceutical companies for qualified personnel. The Company believes that the Company's practice of entering into such agreements with the named executive officers allows it to remain competitive in the market for qualified executives.

Elements of Compensation

        Our compensation program for named executive officers consists of the following elements of compensation, each described in greater depth under a corresponding heading below:

  •
  Base Salary;

  •
  Annual Cash Incentives;

  •
  Equity Compensation;

  •
  Severance and Change in Control Benefits;

  •
  Perquisites; and

  •
  General Benefits.

        As noted above, a significant portion of executive compensation is determined based on the Compensation Committee's evaluation of the Company's and each named executive officer's annual and long-term performance. We strive to set base salary at levels commensurate with the fiftieth percentile of total compensation paid to executives holding equivalent positions in the Peer Group Companies to ensure that our hiring practices remain competitive. However, the Compensation Committee retains discretion to vary compensation above or below the targeted percentile based upon each named executive officer's experience, responsibilities and performance. We believe that the salaries of the Company's named executive officers are within the range of those of executives with similar levels of authority and experience in other biopharmaceutical companies. The Compensation Committee believes that by emphasizing variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains from equity compensation in a less stable and more risky environment. The Company provides few personal benefits to named executive officers, and what personal benefits are provided are generally considered related to each named executive officer's performance of his duties with the Company. The Company also provides severance and change in control benefits as a recruitment and retention mechanism. Finally, named executive officers participate in the Company's 401(k) savings plan and health and welfare benefit plans on the same terms as all other Company employees, and are entitled to vacation and paid time off based on the Company's general vacation policies.

  Base Salary

        Base salary is intended to provide economic security for executive officers at a level sufficient to attract and retain talent. Base salaries are initially set by the Compensation Committee and incorporated into employment contracts, in the case of the CEO, and letter agreements, in the cases of the other named executive officers. These salary levels are set based on the named executive officer's experience and performance with previous employers, pay levels for similar executives in our Peer Group Companies and negotiations with individual named executive officers. Thereafter, the Compensation Committee considers increases to base salaries each year based on its subjective assessment of our overall performance over the preceding year, as well as named executive officer performance and experience, length of service, changes in responsibilities and the level of pay compared to our Peer Group Companies. Included in this subjective determination is the Compensation Committee's evaluation of the development and execution of strategic plans and the exercise of leadership. The weight given such factors by the Compensation Committee may vary from one named executive officer to another.

        Salary increases for our named executive officers normally take effect on March 1st of each year. In March 2007, the effective date of the 2007 annual increases, the salaries for the named executive officers increased by approximately 4.73% over the March 2006 salaries based on the Company's performance in 2006 against Company objectives adopted for that year and the named executive officers' respective individual performances for that year.

        In March 2008, the effective date of the 2008 annual increases, the salaries for the named executive officers increased by approximately 3.89% over the March 2007 salaries based on the Company's performance in 2007 against Company objectives adopted for that year and each named executive officer's individual performance for that year in light of his individual annual performance goals. The salaries of Dr. Browne, Mr. Posner, Dr. Floyd, Dr. Belder and Mr. Costalas increased by approximately 2.5%, 3.5%, 4.0%, 6.0% and 4.0%, respectively, in March 2008 over their respective March 2007 salaries.

  Annual Cash Incentives

        In line with our strategy of rewarding performance, a significant part of the Company's executive compensation philosophy is the payment of cash incentives or bonuses to named executive officers based on an annual evaluation of individual and Company performance, considering several factors as discussed below. The target bonuses (as a percentage of base salary) of each named executive officer are set forth in their respective employment agreements or letter agreements, as applicable. The target bonuses are intended to create an incentive for named executive officers to achieve the objectives established by the Compensation Committee. At the end of the fiscal year, the Compensation Committee determines in its discretion whether and how much cash bonus to pay each named executive officer based on its review of Company and individual performance. Depending on the Compensation Committee's assessment, bonuses may be equal to, more or less than the previously established target amounts.

        For 2007, each named executive officer's bonus was determined based upon a year-end review of such named executive officer's individual and Company performance. In evaluating performance, the Compensation Committee considered the Company's performance against 2007 corporate objectives. The Compensation Committee's evaluation included consideration of: the advancement of the DARA program; the expansion of the Company's development-stage portfolio through acquisition of the SARM program; the implementation of plans to build the Company's development capabilities; progress of the Company's Discovery Organization with respect to advancing an internal program to development candidate status; progress in the Company's alliances; and various cash and valuation metrics for the Company in 2007. In addition, the Compensation Committee considered each named executive officer's individual performance in 2007 in light of his individual annual performance goals in determining the amount of such named executive officer's bonus. Prorated changes in the annual target bonus levels can occur during the year if there are changes in the named executive officer's salary grade level that warrant a target change. Each named executive officer's bonus is prorated by the Compensation Committee based on the portion of the calendar year that the named executive officer was employed by the Company.

        The CEO's performance was evaluated by the Compensation Committee and further reviewed with the full Board of Directors. Performance was reviewed by evaluating the following criteria:

  •
  Financial performance of the business, including positioning the Company to raise capital;

  •
  Leadership of the organization including building the necessary talent to continue development of the business from an early stage drug discovery company to a later stage clinical development company;

  •
  Progression of internal development programs;

  •
  Successful progression of programs with strategic partners;

  •
  Clinical development of the DARA program; and

  •
  Acquisition activity.

The Chairman of the Board and the Chair of the Compensation Committee conducted a formal review with the CEO in February 2008. They collectively discussed the market capitalization of the Company, as well as the addition of key personnel in 2007. They collectively reviewed the recent nomination of a compound from the CCR1 program as a development compound and how the achievement of 2007 corporate objectives factored into determining the Company's prospects for 2008. Development of the DARA program was discussed in detail, including the key milestones for that program for 2008. The 2007 success of the partnered programs was also discussed.

        Because the Compensation Committee determines whether and how much cash bonus to pay each named executive officer based on a discretionary review of Company and individual performance, named executive officers' bonuses are not considered to be "performance based" under Section 162(m) of the Internal Revenue Code. Therefore, the Company may not be able to deduct, on its corporate tax return, all of a named executive officer's base salary and bonus if the total amount of such base salary and bonus (and other compensation considered under Section 162(m) of the Code) exceeds $1,000,000 in that fiscal year. In 2007, the Company did not lose any tax deductions for such compensation deemed to not be considered "performance-based".

        Target and Actual Annual Incentive Awards for 2007 paid to each of the named executive officers are shown in the table below, in dollars and as a percentage of salary. The actual bonus amounts are also included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. The ranges for which the CEO and the named executive officers may receive cash incentive awards are set forth in the Grants of Plan-Based Awards Table below.

Annual Cash Incentives

Name	Target Payout as a % of Salary	Target Award (Dollar Value)	Actual Award ($)	Actual Award as a % of Salary
Leslie J. Browne, Ph.D. President and Chief Executive Officer	50%	197,500	112,500	28.5%
Brian M. Posner Executive Vice President, Chief Financial Officer and Treasurer	35%	84,123	55,000	22.9%
David M. Floyd, Ph.D. Executive Vice President, Chief Scientific Officer	35%	106,617	78,500	25.8%
Rene Belder, M.D. Senior Vice President, Clinical and Regulatory Affairs	25%	69,197	62,200	22.5%
Stephen C. Costalas, Esq. Executive Vice President, General Counsel and Secretary	35%	88,319	65,000	25.8%

  Equity Compensation

        We pay equity-based compensation to our named executive officers in the form of annual stock option grants and discretionary equity-based awards because such awards provide a vital link between the long-term results achieved for our stockholders and the rewards provided to named executive officers, thereby ensuring that such officers have a continuing stake in our long-term success. The purpose of equity compensation is to provide motivation to selected employees, directors and consultants of the Company to put forth maximum efforts toward the continued growth, progress and success of the Company by providing incentives to these employees, directors and consultants through the ownership and performance of the common stock of the Company. Equity-based compensation is paid in the form of stock options and/or restricted stock under our Amended and Restated 2004 Stock Incentive Plan. In 2007, all of the Company's equity-based compensation was paid in the form of stock options. The Compensation Committee believes that at this time in the Company's development, stock options are the form of equity compensation that provides the strongest alignment between the interests of grantees and the long-term interests of the Company's other stockholders. Grantees do not realize value from stock options absent an increase in value of the Company's Common Stock. Stock options typically vest over a four-year period following grant in an effort to motivate the grantees to continue in the service of the Company for an extended period of time.

        In addition to annual stock option awards, the Compensation Committee may approve stock options and restricted stock awards for newly hired executives or in recognition of an executive's promotion or expansion of responsibilities. During 2007, the Compensation Committee consulted with the Compensation Consultant regarding stock programs and competitive practices in the Peer Group Companies. The Compensation Consultant reported to the Compensation Committee concerning the equity compensation practices of the Peer Group Companies. The report focused on the forms and amount of equity compensation provided to the named executive officers of the Peer Group Companies, as well as the aggregate amount of equity used in the Peer Group Companies' executive compensation programs. For 2007, the Compensation Committee sought to provide equity-based compensation (in the form of options to purchase common stock) at a level near the fiftieth percentile of comparable compensation paid to executives holding equivalent positions in the Peer Group Companies. Before equity compensation awards were granted to the named executive officers in February 2008, the Compensation Committee considered a Black-Scholes analysis of the value of potential option awards and compared that analysis to the value of equity compensation granted to executives of the Peer Group Companies to assist the Compensation Committee in determining the appropriate size of option awards. The Compensation Committee then established an aggregate number of stock options to be granted to the named executive officers. Following that, the Compensation Committee recommended an equity-based award for the CEO and considered the recommendation of the CEO with respect to equity-based awards for the other named executive officers. The number of options to purchase common stock granted to each named executive officer in fiscal year 2007 is set forth in the Grants of Plan-Based Awards Table below.

        We do not have a program, plan or practice to time option grants in coordination with the release of material, non-public information, nor do we plan to time, nor have timed, our release of material, non-public information for the purpose of affecting the value of executive compensation. Beginning in February 2008, our practice is to make our equity compensation grant effective as of the last Monday of the calendar month February of each year.

  Severance and Change in Control Benefits

        We provide severance benefits to named executive officers because we believe that such benefits are essential to recruiting and retaining qualified executive officers. The Company believes the right to severance benefits provides our named executive officers the assurance of security if their employment is terminated for reasons beyond their control. In addition, when a change in control is contemplated, named executive officers may face an uncertain future with the Company. We believe that these benefits alleviate the anxiety created by this uncertainty and allow the named executive officers to provide the most effective management during a period when a change in control is contemplated without being distracted by these attendant anxieties.

        All named executive officers are entitled to severance benefits in the event of termination of employment under specified circumstances pursuant to their respective severance arrangements with the Company. The material terms of the Company's severance benefits are described in the narrative section under the caption "Potential Payments upon Termination or Change in Control" below.

  Perquisites

        In 2007, we did not provide personal-benefit perquisites to our named executive officers.

  General Benefits

        The following are standard benefits offered to all eligible Company employees, including named executive officers.

        Retirement Benefits.    The Company maintains a tax-qualified 401(k) savings plan for all of our eligible employees, including the named executive officers, known as the Employee Tax Deferred Savings Plan of Pharmacopeia, Inc. (the "Savings Plan"). The Savings Plan is a voluntary contributory plan under which employees may elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986. Employees who have attained age 21 are eligible to participate in the Savings Plan by contributing through payroll deductions up to 100% of their base salary on a pre-tax basis up to the annual aggregate contribution limits imposed by law or regulation. The participating employee is not taxed on these contributions until they are distributed.

        We make discretionary matching contributions to the Savings Plan on behalf of eligible participants in any plan year. Currently, we match employee contributions with our common stock in amounts equal to 50% of the employee's contributions, to a maximum matching contribution of 3% of the employee's eligible compensation. Our matching contributions are made solely in our common stock. However, participants may diversify their matching contributions at their option. Participants are always 100% vested in their pre-tax contributions and any matching contributions made on their behalf.

        In 2007, we made discretionary matching contributions of approximately $34,000 in our common stock to the Company's named executive officers. Our matching contributions allocated to the named executive officers under the Savings Plan are shown in the "All Other Compensation" column of the Summary Compensation Table.

        Medical, Dental, Life Insurance and Disability Coverage.    Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available on a Company-wide basis to all eligible employees.

        Other Paid Time-Off Benefits.    We also provide vacation and other paid holidays to all employees, including the named executive officers, which are comparable to those provided at other biopharmaceutical companies.

        Compensation Committee Report. The information contained in this report shall not be deemed to be "soliciting material" or "filed" or "incorporated by reference" in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

        The Compensation Committee has reviewed and discussed the CD&A section of the Company's proxy statement with management, and based on the Compensation Committee's review and discussion with management, the Compensation Committee recommended to the Company's Board of Directors that the CD&A section be included in the Company's Annual Report on Form 10-K and proxy statement for fiscal year 2007.

Compensation Committee:

Carol A. Ammon, Chair, Independent Director
Steven J. Burakoff, M.D., Independent Director
Bruce A. Peacock, Independent Director

Compensation Tables

        Summary Compensation Table.    The following table summarizes compensation information for our named executive officers for the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)		Total ($)
Leslie J. Browne, Ph.D. President and Chief Executive Officer	2007 2006	393,333 379,167		432,463 338,379	(2) (2)	112,500 82,000	6,750 19,635	(3) (4)	945,046 819,181
Brian M. Posner Executive Vice President and Chief Financial Officer	2007 2006	238,625 210,853	(5)	190,377 114,617	(2) (2)	55,000 70,000	6,750 6,600	(3) (3)	490,752 402,070
David M. Floyd, Ph.D Executive Vice President, Chief Science Officer	2007 2006	301,792 285,542		221,082 181,558	(2) (2)	78,500 90,000	6,750 6,600	(3) (3)	608,124 563,700
Rene Belder, M.D. Senior Vice President, Clinical and Regulatory Affairs	2007	276,489		80,010	(2)	62,200	6,750	(3)	425,449
Stephen C. Costalas Executive Vice President, General Counsel and Secretary	2007 2006	249,996 236,900		204,552 152,693	(2) (2)	65,000 61,000	6,750 6,600	(3) (3)	526,298 457,193

(1)
The value of certain perquisites or personal benefits is not included in the amounts disclosed for certain named executive officers because the aggregate value of such benefits and perquisites did not exceed $10,000.

(2)
Represents share-based compensation expense incurred for the year ended December 31, 2007 and 2006, respectively, related to the vesting of options as computed in accordance with SFAS 123R.

(3)
Represents Company 401(k) matching contribution of $6,750 and $6,600 in 2007 and 2006, respectively.

(4)
Represents Company paid club membership dues of $13,035 and Company 401(k) matching contributions of $6,600 in 2006.

(5)
Mr. Posner was promoted to Executive Vice President and Chief Financial Officer in May 2006.

        Grants of Plan-Based Awards.    The following table sets forth each grant of stock options made during the year ended December 31, 2007 to our named executive officers.

Grants of Plan-Based Awards Table

					All Other Option Awards: Number of Securities Underlying Options (#)(1)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)
							Grant Date Fair Value of Stock and Option Awards($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Leslie J. Browne, Ph.D.	2/28/2007	—	197,500	395,000	100,000	4.67	361,340
Brian M. Posner	2/28/2007	—	84,123	168,245	35,000	4.67	126,501
David M. Floyd, Ph.D	2/28/2007	—	106,617	213,235	37,500	4.67	135,361
Rene Belder, M.D.	2/28/2007	—	69,197	138,394	4,167	4.67	15,061
Stephen C. Costalas	2/28/2007	—	88,319	176,637	31,250	4.67	112,947

(1)
The listed options become exercisable as follows: one-quarter of the total number of shares subject to the options are exercisable one year from the grant date and an additional one forty-eighth of the total number of shares are exercisable each full month thereafter for the next 36 months contingent upon the optionee's continued employment.

(2)
Represents the aggregate full grant date fair value of stock options awarded to each named executive officer in 2007 as computed in accordance with SFAS 123R. See Note 2 to the consolidated financial statements of the Company's Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

        Outstanding Equity Awards at Fiscal Year-End.    The following table sets forth outstanding equity awards as of December 31, 2007 for our named executive officers for the year ended December 31, 2007.

Outstanding Equity Awards At Fiscal Year-end Table

Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)(1)
Option Exercise Price ($)
Option Expiration Date
Name	Exercisable	Unexercisable
Leslie J. Browne, Ph.D	250,000 32,812 —	50,000 42,188 100,000	(2) (3) (4)	5.20 4.75 4.67	8/9/2014 3/1/2016 2/28/2017
Brian M. Posner	14,027 11,000 12,760 7,700 20,625 10,937 29,687 —	— — — — 1,375 14,063 45,315 35,000	(5) (3) (6) (4)	4.94 19.77 5.30 4.32 8.88 4.75 6.20 4.67	6/21/2009 7/11/2010 9/24/2011 10/17/2012 3/16/2014 3/1/2016 5/4/2016 2/28/2017
David M. Floyd, Ph.D	22,000 106,249 15,037 —	— 43,751 19,338 37,500	(7) (3) (4)	4.77 5.24 4.75 4.67	7/23/2013 2/1/2015 3/1/2016 2/28/2017
Rene Belder, M.D.	27,083 —	72,917 4,167	(8) (4)	3.95 4.67	11/13/2016 2/28/2017
Stephen C. Costalas	91,144 13,671 —	33,856 17,579 31,250	(9) (3) (4)	5.81 4.75 4.67	1/3/2015 3/1/2016 2/28/2017

(1)
These options become exercisable as follows: one-quarter of the total number of shares subject to the options are exercisable one year from the grant date and an additional one forty-eighth of the total number of shares are exercisable each full month thereafter for the next 36 months contingent upon the optionee's continued employment.

(2)
Options were granted on August 9, 2004 and will become fully vested on August 9, 2008.

(3)
Options were granted on March 1, 2006 and will become fully vested on March 1, 2010.

(4)
Options were granted on February 28, 2007 and will become fully vested on February 28, 2011.

(5)
Options were granted on March 16, 2004 and will become fully vested on March 16, 2008.

(6)
Options were granted on May 4, 2006 and will become fully vested on May 4, 2010.

(7)
Options were granted on February 1, 2005 and will become fully vested on February 1, 2009.

(8)
Options were granted on November 13, 2006 and will become fully vested on November 13, 2010.

(9)
Options were granted on January 3, 2005 and will become fully vested on January 3, 2009.

        Option Exercises and Stock Vested.    The following table sets forth information regarding exercises of stock options and vesting of restricted stock that occurred during the year ended December 31, 2007 for our named executive officers. There were no stock options exercised by the named executive officers during 2007.

OPTION EXERCISES AND STOCK VESTED TABLE

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Leslie J. Browne, Ph.D	—	—
Brian M. Posner	167	867
David M. Floyd, Ph.D	—	—
Rene Belder, M.D.	—	—
Stephen C. Costalas	—	—

Potential Payments Upon Termination or Change in Control

        The Company entered into letter agreements or an employment agreement with each of the executive officers named in our Summary Compensation Table that provide for the various components of compensation described in the CD&A.

Non-Solicitation; Non-Competition

        Dr. Browne's amended and restated employment agreement provides that during his employment and for twenty-four months after his termination, he may not compete with us, solicit or divert any business or any customer from us, cause any person to not do business with us or solicit for employment a current employee or consultant of ours. Similarly, the amended and restated severance agreements of each of Mr. Posner, Drs. Floyd and Belder and Mr. Costalas contain similar restrictions during their employment and for a one-year period after their termination.

Potential Payments Upon Termination or Change in Control

        The amended and restated employment agreement of Dr. Browne and the amended and restated severance agreements of Mr. Posner, Drs. Floyd and Belder and Mr. Costalas provide for severance payments upon the termination of their employment. Such agreements do not provide for payments upon a change in control, but may provide additional severance benefits in the event the named executive is terminated following or in connection with a change in control.

  Dr. Browne

        On July 14, 2004, we entered into an employment agreement with Dr. Browne to serve as our President and Chief Executive Officer. We amended and restated the employment agreement effective March 5, 2008. If Dr. Browne is terminated by us without "cause" (as defined below), terminates his employment for "good reason" (as defined below) or terminates employment due to disability, we must pay a pro rata portion of his bonus and 24 months of salary in a lump sum, continue group medical coverage for 24 months, and, if the termination occurs during the first year of the term, then one-quarter of his options granted on his start date will vest on the termination date.

        Under Dr. Browne's agreement, "cause" is defined as:

  •
  any gross failure by Dr. Browne (other than by reason of disability) to faithfully and professionally carry out his duties or to comply with any other material provision of his employment agreement, which continues for thirty days after written notice by us; provided, that we do not have to provide notice in the event that the failure is not susceptible to remedy or relates to the same type of acts or omissions as to which notice has been given on a prior occasion;

  •
  Dr. Browne's dishonesty or other willful misconduct;

  •
  Dr. Browne's conviction of any felony or any other crime involving moral turpitude, whether or not relating to his employment;

  •
  Dr. Browne's insobriety or use of drugs, chemicals or controlled substances either in the course of performing his duties and responsibilities under his employment agreement or otherwise affecting the ability of Dr. Browne to perform those duties and responsibilities;

  •
  Dr. Browne's failure to comply with a lawful written direction of the Board of Directors; or

  •
  any wanton or willful dereliction of duties by Dr. Browne.

        Under Dr. Browne's agreement, "good reason" is defined as:

  •
  Dr. Browne's removal as President and Chief Executive Officer;

  •
  any other material adverse change to Dr. Browne's duties, authority or responsibilities;

  •
  reduction by more than twenty percent of Dr. Browne's base salary without his written consent;

  •
  material reduction in the kind or level of benefits provided to Dr. Browne without his written consent;

  •
  Dr. Browne is required to relocate his residence following relocation by more than fifty miles;

  •
  a material breach of the agreement by us that is not cured within 30 days of written notice by Dr. Browne; or

  •
  a change of control that materially changes Dr. Browne's duties, title or responsibilities.

        In the event of a termination due to disability, Dr. Browne's benefits will be reduced by any payments made to him under a disability plan. If Dr. Browne is terminated without cause in connection with a change in control, then in addition to the benefits described above, all of Dr. Browne's options will immediately vest and he will receive a pro rata bonus based upon the prior three years' bonus history (or, if less than three years' history is available, his target for the year of his termination). If we notify Dr. Browne that we do not want to renew the employment agreement, upon the expiration we must pay a pro rata portion of his bonus and 12 months of salary in monthly installments, and continue group medical coverage for 12 months. Dr. Browne must execute a release to receive severance payments. In the event any payments under the employment agreement are subject to an excise tax because they are excess parachute payments, the amounts will be grossed up for applicable taxes.

  Mr. Posner

        Under the terms of Mr. Posner's amended and restated severance agreement, in the event his employment with us is terminated without "cause" (as defined below) or Mr. Posner terminates his employment for "good reason" (as defined below), then Mr. Posner is entitled, in addition to all accrued, unpaid base salary and benefits, to (1) a lump sum payment of one year's base salary, (2) within 30 days after the termination date, a pro rata portion of his target incentive bonus for the calendar year in which the termination occurred, based on the number of full months employed during the year, (3) continuation of group medical coverage until the earlier of one year following the termination date or until Mr. Posner has obtained comparable medical coverage, and (4) immediate vesting of options or other incentive securities pursuant to the terms of the option agreement under which granted. Mr. Posner must execute a release to receive payments and other benefits under the severance agreement.

        In the event of termination due to disability, Mr. Posner will receive only those benefits provided under our Long Term Disability Plan and his stock options will be treated under the Disability section of the applicable plans under which they were granted. If Mr. Posner's employment with us is terminated in connection with a change in control, then he will receive (1) all unpaid compensation and benefits accrued up to the termination date, (2) a lump sum payment of one and one-half times his annual base salary in effect on termination date, (3) a lump sum payment of one and one half times his target incentive bonus, (4) group medical continuation coverage until the earlier of 18 months after his termination date or the date Mr. Posner obtains comparable medical coverage, and (5) all unvested stock options or any other unvested incentive securities will vest immediately and must be exercised by the earlier of one year following the termination date or the expiration of the option term.

  Dr. Floyd

        Under the terms of Dr. Floyd's amended and restated severance agreement, in the event his employment with us is terminated without "cause" (as defined below) or Dr. Floyd terminates for "good reason" (as defined below), then Dr. Floyd is entitled, in addition to all accrued, unpaid base salary and benefits, to (1) a lump sum payment of one year's base salary, (2) within 30 days after the termination date, a pro rata portion of his target incentive bonus for the calendar year in which the termination occurred, based on the number of full months employed during the year, (3) continuation of group medical coverage until the earlier of one year following termination date or until Dr. Floyd has obtained comparable medical coverage, and (4) immediate vesting of options or other incentive securities pursuant to the terms of the option agreement or other severance agreements under which granted. In the event certain payments under the severance agreement are subject to an excise tax because they are excess parachute payments, the amounts will be grossed up for applicable taxes. Dr. Floyd must execute a release to receive payments under his severance agreement.

        In the event of termination due to disability, Dr. Floyd shall receive only those benefits provided under our Long Term Disability Plan and his stock options will be treated under the Disability section of the 2004 Stock Incentive Plan. If Dr. Floyd is terminated in connection with a change in control, then he will receive (1) all unpaid compensation and benefits accrued up to the termination date, (2) a lump sum of one and one-half times his annual base salary in effect on the termination date, (3) a lump sum of one and one half times his Target Incentive Bonus, (4) group medical continuation coverage until earlier of 18 months after the termination date or the date Dr. Floyd obtains comparable medical coverage, and (5) all unvested stock options or any other unvested incentive securities vest immediately and must be exercised by the earlier of one year following the termination date or the expiration of the option term.

        We have announced that Dr. Floyd will retire as our Executive Vice President and Chief Scientific Officer effective March 31, 2008, at which time he will become a member of our Scientific Advisory Board and provide consulting services to us. The amended and restated severance agreement that we and Dr. Floyd have entered into will terminate effective upon his retirement.

  Dr. Belder

        Under the terms of Dr. Belder's amended and restated severance agreement, in the event his employment with us is terminated without "cause" (as defined below) or Dr. Belder terminates his employment for "good reason" (as defined below), then Dr. Belder is entitled, in addition to all accrued, unpaid base salary and benefits, to (1) a lump sum payment of six months' base salary, (2) within 30 days after the termination date, a pro rata portion of one-half of his target incentive bonus for the calendar year in which the termination occurred, based on the number of full months employed during the year, (3) continuation of group medical coverage until the earlier of six months following termination date or until Dr. Belder has obtained comparable medical coverage, and (4) immediate vesting of options or other incentive securities pursuant to the terms of the option agreement or other severance agreements under which granted. Dr. Belder must execute a release to receive payments under his severance agreement.

        In the event of termination due to disability, Dr. Belder shall receive only those benefits provided under our Long Term Disability Plan and his stock options will be treated under the Disability section of the 2004 Stock Incentive Plan. If Dr. Belder is terminated in connection with a change in control, then he will receive (1) all unpaid compensation and benefits accrued up to the termination date, (2) a lump sum of three-quarters of his annual base salary in effect on the termination date, (3) a lump sum of three-quarters times his Target Incentive Bonus, (4) group medical continuation coverage until earlier of 9 months after the termination date or the date Dr. Belder obtains comparable medical coverage, and (5) all unvested stock options or any other unvested incentive securities vest immediately and must be exercised by the earlier of one year following the termination date or the expiration of the option term.

  Mr. Costalas

        Under the terms of Mr. Costalas' amended and restated severance agreement, in the event his employment with us is terminated without "cause" (as defined below) or Mr. Costalas terminates his employment for "good reason" (as defined below), then Mr. Costalas is entitled, in addition to all accrued, unpaid base salary and benefits, to (1) a lump sum payment of one year's base salary, (2) within 30 days after the termination date, a pro rata portion of his target incentive bonus for the calendar year in which the termination occurred, based on the number of full months employed during the year, (3) continuation of group medical coverage until the earlier of one year following termination date or until Mr. Costalas has obtained comparable medical coverage, and (4) immediate vesting of options or other incentive securities pursuant to the terms of the option agreement or other severance agreements under which granted. In the event certain payments under the severance agreement are subject to an excise tax because they are excess parachute payments, the amounts will be grossed up for applicable taxes. Mr. Costalas must execute a release to receive payments under his severance agreement.

        In the event of termination due to disability, Mr. Costalas shall receive only those benefits provided under our Long Term Disability Plan and his stock options will be treated under the Disability section of the 2004 Stock Incentive Plan. If Mr. Costalas is terminated in connection with a change in control, then he will receive (1) all unpaid compensation and benefits accrued up to the termination date, (2) a lump sum of one and one-half times his annual base salary in effect on the termination date, (3) a lump sum of one and one half times his Target Incentive Bonus, (4) group medical continuation coverage until earlier of 18 months after the termination date or the date Mr. Costalas obtains comparable medical coverage, and (5) all unvested stock options or any other unvested incentive securities vest immediately and must be exercised by the earlier of one year following the termination date or the expiration of the option term.

Definitions of "Cause" and "Good Reason"

        Under each of Mr. Posner's, Drs. Floyd's and Belder's and Mr. Costalas' severance agreements, "cause" is defined as:

  •
  any gross failure by the named executive officer (other than by reason of disability) to faithfully and professionally carry out his duties or to comply with any other material provision of this severance agreement, which continues for thirty days after written notice provided by us; provided, that we do not have to provide notice in the event that the failure is not susceptible to remedy or relates to the same type of acts or omissions as to which notice has been given on a prior occasion;

  •
  the named executive officer's dishonesty or other willful misconduct;

  •
  the named executive officer's conviction of any felony or of any other crime involving moral turpitude, whether or not relating to the named executive officer's employment;

  •
  the named executive officer's insobriety or use of drugs, chemicals or controlled substances either in the course of performing his duties and responsibilities under this severance agreement or otherwise affecting the ability of the named executive officer to perform those duties and responsibilities;

  •
  the named executive officer's failure to comply with a lawful written direction from us; or

  •
  any wanton or willful dereliction of duties by the named executive officer.

        Under each of Mr. Posner's, Drs. Floyd's and Belder's and Mr. Costalas' severance agreements, "good reason" is defined as:

  •
  a material breach of the severance agreement or applicable letter agreement between the named executive officer and the Company, by the Company that is not cured within 30 days of written notice by the named executive officer;

  •
  a requirement that the named executive officer relocate from his residence or to commute more than fifty miles from the offices at which he is principally employed;

  •
  a diminution in the named executive officer's title, or material diminution in his duties or conditions of his employment; or

  •
  a reduction by more than twenty percent of the named executive officer's base salary without his written consent.

        The following table provides estimates of the potential severance and other post-termination benefits the named executive officers would receive assuming their employment was terminated as of December 31, 2007:

Potential Payments Upon Termination or Change in Control Table

Name	Cash Severance Payment ($)		Continuation of Medical/Welfare Benefits (present value) ($)		Acceleration and Continuation of Equity Awards ($)(1)	Excise Tax Gross-up ($)	Total Termination Benefits ($)
Leslie J. Browne, Ph.D.
Voluntary Retirement	—		—		—	0	—
Involuntary termination or good reason	1,027,012	(2)	26,530	(3)	11,500	0	1,065,042
Involuntary termination after change in control	1,027,012	(2)	26,530	(3)	11,500	0	1,065,042
Brian M. Posner
Voluntary Retirement	—		—		—	0	—
Involuntary termination or good reason	359,139	(4)	15,712	(5)	7,479	0	382,330
Involuntary termination after change in control	479,314	(6)	23,568	(7)	7,479	0	510,361
David M. Floyd, Ph.D.
Voluntary Retirement	—		—		—	0	—
Involuntary termination or good reason	421,206	(8)	2,043	(5)	4,438	0	427,687
Involuntary termination after change in control	573,517	(9)	3,065	(7)	4,438	0	581,020
Rene Belder, M.D.
Voluntary Retirement	—		—		—	0	—
Involuntary termination or good reason	208,659	(10)	1,816	(11)	82,417	0	292,892
Involuntary termination after change in control	277,855	(12)	2,723	(13)	82,417	0	362,995
Stephen C. Costalas, Esq.
Voluntary Retirement	—		—		—	0	—
Involuntary termination or good reason	343,098	(14)	16,623	(5)	3,750	0	363,471
Involuntary termination after change in control	469,268	(15)	24,935	(7)	3,750	0	497,953

(1)
Represents the intrinsic value of stock option outstanding as of December 31, 2007. The closing market price of the Company's Common Stock on December 31, 2007 was $4.77 per share.

(2)
Represents 24 months of salary totaling $790,000, 2007 target bonus totaling $197,500 and accrued vacation totaling $39,512 as of December 31, 2007.

(3)
Represents the cost of group medical benefits continuation for 24 months.

(4)
Represents 12 months of salary totaling $240,350, 2007 target bonus totaling $84,123 and accrued vacation totaling $34,666 as of December 31, 2007.

(5)
Represents the cost of group medical benefits continuation for 12 months.

(6)
Represents 18 months of salary totaling $360,525, 2007 target bonus totaling $84,123 and accrued vacation totaling $34,666 as of December 31, 2007.

(7)
Represents the cost of group medical benefits continuation for 18 months.

(8)
Represents 12 months of salary totaling $304,621 and 2007 target bonus totaling $106,617 and accrued vacation totaling $9,968 as of December 31, 2007.

(9)
Represents 18 months of salary totaling $456,932 and 2007 target bonus totaling $106,617 and accrued vacation totaling $9,968 as of December 31, 2007.

(10)
Represents six months of salary totaling $138,394, 2007 target bonus totaling $69,196 and accrued vacation totaling $1,069 as of December 31, 2007.

(11)
Represents the cost of group medical benefits continuation for six months.

(12)
Represents nine months of salary totaling $207,590, 2007 target bonus totaling $69,196 and accrued vacation totaling $1,069 as of December 31, 2007.

(13)
Represents the cost of group medical benefits continuation for nine months.

(14)
Represents 12 months of salary totaling $252,339, 2007 target bonus totaling $88,319 and accrued vacation totaling $2,440 as of December 31, 2007.

(15)
Represents 18 months of salary totaling $378,509, 2007 target bonus totaling $88,319 and accrued vacation totaling $2,440 as of December 31, 2007.

Stock Ownership of Principal Stockholders and Management

        The following table sets forth the beneficial ownership of our Common Stock as of March 10, 2008 (i) by all persons known to us to be the beneficial owners of more than 5% of our Common Stock, (ii) by each of the executive officers named in the table under "Executive Compensation-Summary Compensation Table," (iii) by each director and nominee for director, and (iv) by all current directors and executive officers as a group. Unless otherwise specified, all shares are directly held.

Name of Person or Entity(1)	Number of Shares		Approximate Percentage of Total Voting Power(2)
BVF Inc. Biotechnology Value Fund, L.P. Biotechnology Value Fund II, L.P. BVF Investments, L.L.C. Investment 10, L.L.C. BVF Partners L.P.	2,519,890	(3)	8.03%
900 North Michigan Avenue, Suite 1100 Chicago, IL 60611
Special Situations Fund III, L.P. Special Situations Fund III Q.P., L.P. Special Situations Private Equity Fund, L.P. Special Situations Life Sciences Fund, L.P. Austin W. Marxe David M. Greenhouse.	2,337,600	(4)	7.45%
527 Madison Avenue New York, NY 10022
Columbia Wanger Asset Management, L.P. Columbia Acorn Trust	2,225,000	(5)	7.09%
227 West Monroe Street, Suite 3000 Chicago, IL 60606
OZ Management L.P. Och-Ziff Holding Corporation Och-Ziff Capital Management Group L.L.C. OZ Master Fund, Ltd. Daniel S. Och	1,901,788	(6)	6.06%
9 West 57th Street, 39th Floor New York, NY10019
El Coronado Holdings, L.L.C. Josiah T. Austin	1,867,051	(7)	5.95%
4673 Christopher Place Dallas, TX 75204
Federated Investors, Inc. John F. Donahue Rhodora J. Donahue J. Christopher Donahue	1,576,600	(8)	5.03%
Federated Investors Tower Pittsburgh, PA 15222-3779
Joseph A. Mollica	385,867	(9)	1.23%
Leslie J. Browne	360,124	(10)	1.15%
David M. Floyd	176,090	(11)	*
Brian M. Posner	136,834	(12)	*
Stephen C. Costalas	134,659	(13)	*
Paul A. Bartlett	79,291	(14)	*
Frank Baldino, Jr	48,071	(15)	*
Rene Belder	38,719	(16)	*
Bruce A. Peacock	31,572	(17)	*
Steven J. Burakoff	25,572	(18)	*
Carol A. Ammon	21,572	(19)	*
Martin H. Soeters	7,548	(20)	*
Dennis H. Langer	5,048	(21)	*
All Current Directors and Executive Officers as a group (17 persons)	1,760,014	(22)	5.61%

  * Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders, including in particular, reports filed on Schedule 13G, Form 4 and Form 5 with the Securities and Exchange Commission.

(2)
Each percentage is based upon 29,652,752 shares of Common Stock outstanding on March 10, 2008 and gives effect to the shares of the Company's Common Stock issuable within 60 days of March 10, 2008 upon the exercise of all options, warrants and other rights beneficially owned by the indicated stockholder on that date and with respect to the group, all such stockholders. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares shown as being beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.

(3)
BVF Inc., Biotechnology Value Fund, L.P. ("BVF"), Biotechnology Value Fund II, L.P. ("BVF2"), BVF Investments, L.L.C. ("Investments"), Investment 10, L.L.C. ("ILL10"), and BVF Partners L.P. ("Partners") filed an amended Schedule 13G with respect to the Company's Common Stock on February 14, 2008. All data in this Proxy Statement regarding such ownership is based on such Schedule 13G, which reported: (i) BVF has shared voting and dispositive power for 545,690 of the indicated shares, of which 31,200 shares are attributable to warrants; (ii) BVF2 has shared voting and dispositive power for 375,580 of the indicated shares, of which 21,500 shares are attributable to warrants; (iii) Investments has shared voting and dispositive power for 1,437,020 of the indicated shares, of which 83,000 shares are attributable to warrants; (iv) ILL10 has shared voting and dispositive power for 161,600 of the indicated shares, of which 9,300 shares are attributable to warrants; and (v) BVF Inc. and Partners each have shared voting and dispositive power for 2,519,890 of the indicated shares, of which 145,000 shares are attributable to warrants. None of BVF, BVF2, Investments, ILL10, BVF Inc. and Partners has sole voting or dispositive power with respect to any of the indicated shares.

(4)
Austin W. Marxe ("Marxe") and David M. Greenhouse ("Greenhouse") filed a Schedule 13G with respect to the Company's Common Stock on February 11, 2008. All data in this Proxy Statement regarding such ownership is based on such Schedule 13G. Marxe and Greenhouse are controlling principals of AWM Investment Company, Inc. ("AWM"). AWM serves as investment advisors to Special Situations Fund III, L.P. ("SSF3"), Special Situations Fund III QP, L.P. ("SSFQP"), Special Situations Private Equity Fund, L.P. ("SSPE") and Special Situations Life Sciences Fund, L.P. ("Life Sciences"). As reported in said Schedule 13G, Marxe and Greenhouse share sole voting and investment power over 125,000 shares owned by SSF3, 1,425,000 shares owned by SSFQP, 175,000 shares and 43,750 warrants owned by SSPE, and 525,100 shares and 43,750 warrants to purchase shares owned by Life Sciences.

(5)
Columbia Wanger Asset Management, L.P. filed a Schedule 13G with respect to the Company's Common Stock on January 23, 2008. All data in this Proxy Statement regarding such ownership is based on said Schedule 13G, which reported Columbia Wanger Asset Management, L.P. is the beneficial owner of and has sole voting and dispositive powers for 2,225,000 of the indicated shares, which includes the shares held by Columbia Acorn Trust.

(6)
OZ Management L.P. ("OZ"), Och-Ziff Holding Corporation ("OZHC"), Och-Ziff Capital Management Group L.L.C. ("OZM"), OZ Master Fund, Ltd. ("OZMD") and Daniel S. Och filed an amended Schedule 13G with respect to the Company's Common Stock on February 14, 2008. All data in this Proxy Statement regarding such ownership is based on such Schedule 13G. As reported in said Schedule 13G, OZ, OZHC, OZM, OZMD and Mr. Och each disclaim beneficial ownership of such shares, which are beneficially owned as follows: (i) OZHC has sole dispositive and voting power for 1,841,598 of the indicated shares, (ii) OZM has sole dispositive and voting power for 1,901,788 of the indicated shares, (iii) OZMD has sole dispositive and voting power for

  1,841,598 of the indicated shares, (iv) OZ has sole dispositive and voting power for 1,841,598 of the indicated shares, which it owns for investment purposes on behalf of investment funds and discretionary accounts, including OCHC, OCM, and OZMD, and (iii) Mr. Och, as the senior managing member of OZ, has sole dispositive and voting power for 1,901,788 of the indicated shares.

(7)
El Coronado Holdings, L.L.C. ("ECH") and Josiah T. Austin filed a Schedule 13D with respect to the Company's Common Stock on December 10, 2007. All data in this Proxy Statement regarding such ownership is based on said Schedule 13D. As reported in said Schedule 13D, ECH is deemed beneficial owner of and has shared voting and dispositive power for 1,800,151 of the indicated shares, and Josiah T. Austin is deemed beneficial owner of 1,867,051 of the indicated shares in his capacity as Trustee for certain family trusts and as sole managing member of ECH. As Trustee for certain family trusts, Mr. Austin has sole voting and dispositive power for 66,900 of the indicated shares, and, as sole managing member of ECH, has shared voting and dispositive powers for 1,800,151 of the shares indicated.

(8)
Federated Investors, Inc., John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue filed an amended Schedule 13G with respect to the Company's Common Stock on February 12, 2008. All data in this Proxy Statement regarding such ownership is based on such Schedule 13G. Federated Investors, Inc. has sole voting and dispositive power with respect to 1,576,600 of the indicated shares, and Messrs. Donahue and Ms. Donahue each have shared voting and dispositive power with respect to 1,576,600 of the indicated shares.

(9)
Includes 302,167 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(10)
Includes 346,874 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(11)
Includes 171,867 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(12)
Includes 128,733 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(13)
Includes 130,206 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(14)
Includes 48,072 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(15)
Includes 48,071 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(16)
Includes 36,631 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(17)
Includes 31,572 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(18)
Includes 25,572 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(19)
Includes 21,572 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(20)
Includes 5,048 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(21)
Includes 5,048 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

(22)
Includes 1,576,942 shares of the Company's Common Stock subject to options exercisable within 60 days of March 10, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and directors. On the basis of reports and representations submitted by or on behalf of our executive officers and directors, all Forms 3, 4 and 5 showing ownership of and change of ownership in our equity securities during 2007 were timely filed with the Securities and Exchange Commission as required by Section 16(a) of the Exchange Act, except that the Form 4 for Dr. Browne that should have been filed on December 7, 2007, which disclosed four open market purchases between December 5, 2007 and December 7, 2007, was inadvertently filed in an untimely manner on December 10, 2007.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee at December 31, 2007 were Ms. Ammon, Dr. Burakoff and Mr. Peacock. There were no Compensation Committee interlocks or insider (officer or employee) participation during 2007.

Certain Relationships and Related Transactions

        Dr. Baldino, one of our directors, is Chairman and Chief Executive Officer of Cephalon, Inc. In May 2006, we entered into a collaboration and license agreement with Cephalon providing for the formation of a new drug discovery, development and commercialization alliance. Pursuant to the agreement with Cephalon, we received an up-front, non-refundable payment of $15.0 million in June 2006 to support our research efforts over the next three years. In 2007, we recognized revenue from these research efforts of approximately $5.0 million.

        Mr. Marino, one of our former directors whose term as a director expired at our 2007 annual meeting, is a partner at Deckert LLP, a law firm that we retained in 2007 and continue to retain in 2008. In 2007, we expended approximately $510 thousand in fees related to services provided by that law firm.

        The Audit Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors regarding potential material transactions with any related party. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in our Audit Committee Charter, a copy of which is posted on our Internet website at www.pharmacopeia.com.

        To identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with our interests. Our Ethics and Business Conduct Policy requires all directors, officers and employees who may have a potential or apparent conflict of interest to make prompt and full written disclosure to the Company's legal department.

        We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner.

        A copy of our Ethics and Business Conduct Policy is available on our website, www.pharmacopeia.com.

OTHER MATTERS

        We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Stephen C. Costalas
Secretary

March 24, 2008

Appendix A

SECOND CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PHARMACOPEIA, INC.

****************

        PHARMACOPEIA, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST:    That by written consent of the board of directors dated March 14, 2008, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Corporation at the next annual meeting of stockholders. The resolution setting forth the amendment is as follows:

  RESOLVED, that it is hereby proposed that the first paragraph of Article FOUR of the Certificate of Incorporation, which immediately precedes the numbered paragraphs of Article FOUR, be amended and restated in its entirety to read as follows:

    "FOUR. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock which the corporation is authorized to issue is ONE HUNDRED MILLION (100,000,000), par value $0.01 per share. The total number of shares of Preferred Stock which the corporation is authorized to issue is TWO MILLION FIVE HUNDRED THOUSAND (2,500,000), par value $0.01 per share."

SECOND:    That thereafter, pursuant to the resolutions of the board of directors, the proposed amendment was approved by the stockholders of the Corporation at a meeting held on April 30, 2008.

THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Leslie J. Browne, Ph.D., its President and Chief Executive Officer, this      day of                , 2008.

PHARMACOPEIA, INC.
By:
Leslie J. Browne, Ph.D.
President and Chief Executive Officer

A-1

Appendix B

PHARMACOPEIA, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Amendment No. 1

        Pursuant to the power reserved to it in Section 17.7 of the PHARMACOPEIA, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN (the "Plan"), effective as amended and restated on May 3, 2007, the Board of Directors of Pharmacopeia, Inc., a Delaware corporation (the "Company"), hereby amends the Plan as follows:

        1.     The first sentence of Section 6.1 is hereby amended and restated in its entirety to read as follows:

  "Available Shares. The maximum number of shares of Common Stock which shall be available for grant of Awards under the Plan (including Incentive Stock Options) during its term shall not exceed 5,400,000."

        2.     This Amendment No. 1 to the Plan shall be effective only after approval of the stockholders of the Company as set forth in Section 17.7 of the Plan.

        To record the adoption of this Amendment No. 1, the Company has caused its authorized officer to affix its corporate name this      day of                , 2008.

PHARMACOPEIA, INC.
By:
Leslie J. Browne, Ph.D.
President and Chief Executive Officer

B-1

ANNUAL MEETING OF STOCKHOLDERS OF

PHARMACOPEIA, INC.

April 30, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

1.	ELECTION OF DIRECTORS:				2.	RATIFICATION OF THE	FOR	AGAINST	ABSTAIN
						APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE PERIOD COMMENCING JANUARY 1, 2008 AND ENDING DECEMBER 31, 2008.	☐	☐	☐

NOMINEES:

☐	FOR ALL NOMINEES	☐		FRANK BALDINO, JR. (Class I)
☐	WITHHOLD AUTHORITY	☐		LESLIE J. BROWNE (Class I)
	FOR ALL NOMINEES	☐		DENNIS H. LANGER(Class I)
☐	FOR ALL EXCEPT
(See instructions below)

3.	APPROVAL OF THE	FOR	AGAINST	ABSTAIN	4.	APPROVAL OF	FOR	AGAINST	ABSTAIN
AMENDMENT TO THE
	AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	☐	☐	☐		AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN	☐	☐	☐

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP, FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, FOR APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:		Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
PHARMACOPEIA, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 30, 2008
This Proxy is solicited on behalf of the Board of Directors

The undersigned stockholder of PHARMACOPEIA, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 24, 2008, and hereby appoints Leslie J. Browne, Ph.D. and Brian M. Posner, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of PHARMACOPEIA, INC. to be held on April 30, 2008 at 9:00 a.m. local time, at Pharmacopeia’s offices located at 1002 Eastpark Boulevard, Cranbury, New Jersey 08512 and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof:

(Continued and to be signed on the reverse side)

QuickLinks

PHARMACOPEIA, INC. Notice of Annual Meeting of Stockholders To Be Held April 30, 2008
PHARMACOPEIA, INC. PROXY STATEMENT INFORMATION CONCERNING SOLICITATION AND VOTING
VOTING PROCEDURES
CORPORATE GOVERNANCE
Director Compensation Table
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
PROPOSAL THREE: AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES
PROPOSAL FOUR: APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
EXECUTIVE OFFICERS OF THE REGISTRANT
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Annual Cash Incentives
Summary Compensation Table
Grants of Plan-Based Awards Table
Outstanding Equity Awards At Fiscal Year-end Table
OPTION EXERCISES AND STOCK VESTED TABLE
Potential Payments Upon Termination or Change in Control
Potential Payments Upon Termination or Change in Control Table
OTHER MATTERS
  Appendix A
SECOND CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PHARMACOPEIA, INC.
  Appendix B
PHARMACOPEIA, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
Amendment No. 1